AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR

THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 12 , 2023

Cub Crafters, Inc.

 CUB CRAFTERS, INC.

1918 SOUTH 16TH AVENUE

YAKIMA, WA 98903

(509) 248-9491

WWW.CUBCRAFTERS.COM

UP TO 10,000,000 SHARES OF SERIES A PREFERRED STOCK: 9,050,000 SOLD BY THE COMPANY AND 950,000 SOLD BY SELLING SHAREHOLDERS

UP TO 10,000,000 SHARES OF CLASS A COMMON STOCK INTO WHICH THE SHARES OF SERIES A PREFERRED STOCK MAY CONVERT (1)

MINIMUM INVESTMENT: $397.85

SEE “SECURITIES BEING OFFERED” AT PAGE 45

As of October 31, 2023, the company has closed on gross proceeds of $3,478,456 and issued 691,542 shares of Series A Preferred Stock, including 621,436 shares of Series A Preferred Stock from the company and 70,106 shares of Series A Preferred Stock from selling shareholders.

	Price to Public	Underwriting discount and commissions (3)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$5.45	$0.00	$5.45	$5.45
Total Minimum	$0.00	--	--	--
Total Maximum (4)	$54,182,043.00	$0.00	$49,032,128	$5,149,915

(1)

Each share of Series A Preferred Stock is convertible into one share of the company’s Class A Common Stock (i) at any time after the date of issuance at the option of the holder of such share, or (ii) automatically immediately upon the earlier of (a) the closing of the company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1at a public offering price that results in at least $150,000,000 of gross proceeds to the company and the shares of Common Stock are listed on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market, or (b) the date of the occurrence of events specified by the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(2)	The company may also require purchasers who pay for the securities by credit card to pay the processing fee in the amount of 3.75% of the purchase price.

(3)	The company has not engaged the services of a broker-dealer for this Offering. The Offering is not being made in all states. See “Plan of Distribution.”

(4)

We estimate that the maximum offering expenses for this Offering will be approximately 12%, assuming all 10,000,000 shares of Series A Preferred Stock are sold in the Offering. See “Plan of Distribution” and “Use of Proceeds”. There is no minimum amount of the Offering and all proceeds of the Offering will become immediately available to the company upon receipt. The company has engaged Enterprise Bank as an escrow agent primarily for collection, clearing, and distribution.

i

Sales of these securities commenced on approximately November 3, 2022.

This Offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the company at its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements.

The company has engaged Enterprise Bank as agent to hold any funds that are tendered by investors. See “Plan of Distribution.” The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $400, there is no minimum number of shares that needs to be sold in order for funds to be released to the company and selling shareholders and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company and the selling shareholders. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

Each holder of Series A Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of the Class B Common Stock will be entitled to eight votes for each share on all matters submitted to a vote of the stockholders. Holders of the Class B Common Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board. Assuming this Offering is fully-subscribed, investors purchasing shares of our Series A Preferred Stock in this Offering will only hold a maximum of 4.13% of our voting power.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 6.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

ii

In this Offering Circular, the term “Cub Crafters” or “the company” or “CubCrafters” refers to Cub Crafters, Inc., a Delaware corporation, and its consolidated subsidiaries.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

iii

SUMMARY INFORMATION

This summary highlights some of the information in this Offering Circular. It is not complete and may not contain all the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before deciding to invest in our securities.

Overview

Cub Crafters, Inc. was incorporated under the laws of the state of Washington on October 15, 1986. The company domesticated in Delaware by filing a Certificate of Conversion and Certificate of Incorporation with the state of Delaware on June 14, 2022. The company is a leading producer of adventure/utility aircraft and the only known OEM (Original Equipment Manufacturer) in the world that is simultaneously building in four General Aviation category segments: FAA Certified, ASTM Light Sport, Builder Assist, and Experimental/Amateur-Built Kits.

Corporate Information

Our principal offices are located at 1918 South 16th Avenue, Yakima, WA 98903. Our telephone number is (509) 248-9491. Our website is www.cubcrafters.com.

The Offering

This Offering Circular relates to the sale of up to 10,000,000 shares of Series A Preferred Stock, 9,050,000 sold by the company and 950,000 sold by selling shareholders. Each share of Series A Preferred Stock is convertible into one share of the company’s Class A Common Stock (i) at any time after the date of issuance at the option of the holder of such share, or (ii) automatically immediately upon the earlier of (a) the closing of the company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1at a public offering price that results in at least $150,000,000 of gross proceeds to the company and the shares of Common Stock are listed on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market, or (b) the date of the occurrence of events specified by the holders of a majority of the then outstanding shares of Series A Preferred Stock. See “Securities Being Offered.”.

Each share of Class A Common Stock has one vote on all matters brought before the shareholders. The holders of the Common Stock shall be entitled to receive, on a pari passu basis, (i) any dividends as may be declared from time to time by the Board of Directors and (ii) in the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any senior Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders.

There is no established market for Series A Preferred Stock or Class A Common Stock and the company has no immediate plans to list our shares, of any class, on any over-the-counter (OTC) trading forum or similar exchange.

Issuer in this Offering:	Cub Crafters, Inc., a Delaware corporation.

Securities Offered:	Series A Preferred Stock

Securities Outstanding as of October 31, 2023:	29,000,000 shares of Class B Common Stock and 1,775,429 shares of Series A Preferred Stock

Securities Outstanding after this Offering (1):	29,000,000 shares of Class B Common Stock 10,220,151 shares of Series A Preferred Stock

Price per Share:	$5.45

Maximum Shares Offered:	An aggregate of 10,000,000 shares of Series A Preferred Stock

Maximum Offering:	$54,182,043

Minimum Offering:	No minimum

1

Minimum Investment:	$397.85, or 73 shares.

Use of Proceeds:

Scaling our operations to meet expanding sales demand, investing in the development of our products and disruptive technology, modernizing our manufacturing facilities and production lines to scale current and next generation aircraft, aftermarket service expansion, and capturing additional market share, and working capital. See “Use of Proceeds” at Page 23.

Voting Rights:

Each holder of Series A Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Assuming this Offering is fully-subscribed, investors purchasing shares of our Series A Preferred Stock in this Offering will only hold a maximum of 4.13% of our voting power as the holders of our Class B Common Stock are entitled to eight votes per share.

Risk Factors:	Investing in our securities involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

(1)

As of October 31, 2023, the company has closed on gross proceeds of $3,478,456 and issued 691,542 shares of Series A Preferred Stock, including 621,436 shares of Series A Preferred Stock from the company and 70,106 shares of Series A Preferred Stock from selling shareholders. We have used the net proceeds raised from this Offering to date to fund the company’s ongoing operations and expenses, scale our operations, research and development, and modernizing our manufacturing facilities.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•

annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

2

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•

will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

3

Summary of Risk Factors

•	The company may not be able to successfully execute its business plan.

•	The company may be unable to raise funds needed to fund further development.

•	The company may not be able to effectively manage its growth, and any failure to do so may have an adverse effect on its business viability.

•	The company’s primary products are typically considered to be high performance utility aircraft, and therefore do not have an unlimited clientele/customer base.

•	The company may be subject to product liability claims and/or regulatory action which could have a material adverse effect on the business, its prospects and reputation.

•	The company could be forced to replace or repair faulty parts.

•	The company could be subject to legal liability as a result of operations

•	An accident could have a material adverse effect on the company's operations

•	Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time

•	Adverse regulatory or policy changes could have a material impact on business.

•	The company is partially dependent on third party suppliers and contractors that will need to maintain a high level of expertise and meet strict quality standards.

•	The company is subject to supply chain disruptions.

•	Volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services may negatively impact net earnings and cash flow.

•	The company’s facilities and suppliers are subject to disruption by events beyond its control.

•	If the company fails to effectively protect its intellectual property, the business may suffer.

•	The company may in the future become subject to patent and/or trademark litigation, which would be costly to defend and could invalidate the company’s patents and/or trademarks.

•	The business and its prospects for success are dependent on key personnel who are not easy to recruit and retain, especially on the cutting edge of the aerospace industry.

•	The company faces competition in the marketplace which could lead to reduced net sales, net earnings, and cash flow.

4

•	The industry is subject to change.

•	There is no minimum offering amount, and the maximum offering amount may not be raised.

•	The Offering price was determined by us.

•	Dilution risk exists for new shareholders.

•	Should the company’s securities become quoted on a public market, sales of a substantial number of shares of its type of stock may cause the price of its type of stock to decline.

•	You should be aware of the illiquid and long-term nature of this investment.

•	Investors in Series A Preferred Stock will not have control over the company’s business and affairs.

•	Because the company does not have an audit or compensation committee, shareholders will have to rely on the company’s directors to perform these functions.

•	The company’s board has significant discretion over the net proceeds of this Offering.

•

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

•

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

•

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

•

The COVID-19 pandemic has had lasting impacts on how we are operating our business, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain.

5

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as COVID, supply chain issues, hacking and the ability to prevent hacking). You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company’s Business:

The company may not be able to successfully execute its business plan.

In order to continue developing its technology, expand its sales and execute the plans for growth outlined in “Description of Business”, the company must raise significant amounts of capital, foster relationships with key suppliers and attract customers. There is no guarantee that the company will be able to achieve or sustain any of the foregoing within the company’s anticipated timeframe or at all. The company may exceed its budget, encounter obstacles in research and development activities, fail to anticipate customer needs, or be hindered or delayed in implementing the commercialization plans, any of which could imperil the company’s ability to secure additional customer contracts and increase revenues. In addition, any such delays or problems could require the company to secure additional funding over and above what it currently anticipates it will require to sustain the business, which the company may not be able to raise. Additionally, if the company were to make any acquisitions of other companies or assets in the future, it may not be able to successfully integrate such assets or assets successfully into its existing business.

The company may be unable to raise funds needed to fund further development.

The high level of volatility in the capital markets may make it difficult to raise funds. If the company is unable to raise sufficient funds to continue expanding and commercializing its products in accordance with its business plan, its operations will suffer. The company may also have difficulty securing supplies needed or manufacturing and distribution partners in the event it cannot raise sufficient funds.

The company may not be able to effectively manage its growth, and any failure to do so may have an adverse effect on its business viability.

The company intends to use the proceeds of this Offering to maximize commercialization of its products for the small backcountry aircraft market and further develop them to address both the current market share and enter new markets. Manufacturing a sophisticated high-tech product with exacting specifications requires expertise and experience which can be difficult to maintain. In addition, the company’s future operating results will depend on its ability to effectively maintain and manage employee, supplier and customer relationships across a broad geographic footprint.

The company’s primary products are typically considered to be high-performance utility aircraft, and therefore do not have an unlimited clientele/customer base.

If the company does not adequately innovate and further expand its product offerings into other markets, such as international sales, government contracts, military applications, and broader private recreation, the company’s success will not be guaranteed.

The company may be subject to product liability claims and/or regulatory action which could have a material adverse effect on the business, its prospects and reputation.

The company faces an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, injury or death. The company takes great measures to ensure that its products are compliant to regulatory requirements and safe for approved uses; despite this, liability claims remain possible.

6

If product liability claims and such claims arise, it could have a material adverse effect on the company’s business. The company does not currently maintain product liability insurance. The successful assertion or settlement of a claim could harm the company by adding further costs to the business and by diverting the attention of senior management from the operation of the business. Even if a liability claim is successfully defended, the litigation costs and adverse publicity may be harmful to the business.

Any product liability claim may increase the company’s costs and adversely affect its revenues and operating income. Moreover, liability claims arising from a serious adverse event may make it more difficult to secure adequate insurance coverage in the future. In addition, any future product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

The company could be forced to replace or repair faulty parts.

In the event one of our planes crashes and it is determined that the reason for the crash is due to a manufacturing defect, the company can be forced to issue an AD (Airworthiness Directive) or other ramifications. This often results in the company being required to pay substantial amounts to replace and/or repair the faulty part in similar aircraft manufactured and sold by the company. This could result in substantial financial expense and harm our company’s reputation.

The company could be subject to legal liability as a result of operations

The company could be exposed to significant product, service or corporate liability claims as a result of product defects, accidents or other events. A successful liability claim against the company could require the payment of large monetary damages. While the company maintains some forms of aviation and general liability insurance, there can be no assurance that the insurance would insulate the company from adverse effects of liability judgements.

An accident could have a material adverse effect on the company's operations

Flying aircraft is an inherently risky activity, and a flight accident either in flight testing or consumer operations could have a material adverse effect on the company's operations, including but not limited to liability judgements against it. Even if any such incident were not the responsibility of the company, the company could suffer reputational and other damages.

Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time

The company faces regulatory risk as it is subject to regulation from multiple government agencies including the Federal Aviation Administration in the United States. See “Description of Business -- Regulations” for a description of the regulations we are subject to. Additionally, in other geographies the company may need to gain certification from local aviation regulators, a lengthy and uncertain process.

Adverse regulatory or policy changes could have a material impact on business.

The company’s business is premised on its facilities and procedures meeting the applicable federal regulations. For example, the type of aircraft the company manufactures are classified as certified, light-sport aircraft, or experimental aircraft. If the FAA were to remove or change these designations, our business could be negatively affected. If the company’s products become subjected to new regulatory oversight or the regulatory framework in these markets becomes more restrictive to the point where some of the products are unable to meet these more restrictive standards, the company will have difficulty in selling its products and potential customers may seek alternatives.

7

The company is partially dependent on third party suppliers and contractors that will need to maintain a high level of expertise and meet strict quality standards.

The company currently relies on some external suppliers and manufacturing partners to produce the necessary technology and components for the aircraft, a few examples of which are engines, propellers, tires, and avionics. Due to the high degree of regulation of aerospace products, the company’s suppliers and manufacturing partners require a high level of expertise, certification, and need to meet strict quality standards. The company believes it has established good working relationships with multiple partners; however, if the company is unable to maintain contracts with them, or if any contract is terminated for reasons outside of the company’s control, it may be difficult for to find new suppliers or contractors that are able to meet these standards. Furthermore, to the extent that any of the company’s suppliers provides products that prove to be defective or fail to meet specifications, the company’s business and reputation may suffer. The impact of social distancing measures, related workforce reductions and supply chain disruptions may negatively impact the ability of suppliers to deliver the components the company needs for manufacture or the ability of any of its potential partners to operate effectively to meet requirements

The company is subject to supply chain disruptions.

Disruptions to the supply chain could substantially impair our ability to deliver consumer products on a timely basis and at desired prices. In the event of any such disruptions, we would need to source components and raw materials from new providers or manufacturers. There is no guarantee that the company would be able to secure such components and/or raw materials. Examples of recent debilitating supply chain issues include engines for Light Sport and kit aircraft models, landing gear materials and fabrication services, composite resin, and others.

Volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services may negatively impact net earnings and cash flow.

Volatility and increases in the costs of raw materials and chemicals, and increases in the cost of energy, transportation, labor, and other necessary supplies may harm results of operations.  Purchase price increases for raw materials and purchased goods, such as engines, aluminum extrusion, and many others have continually soared since COVID and related shortages occurred. The company cannot predict which of its raw materials may be affected in the future. Increased transportation expenses may cause the company to incur unanticipated expenses and impair its ability to distribute products or receive raw materials in a timely manner, which could disrupt operations, strain customer relations, and adversely affect operating profits. If commodity and or other costs increase in the future, such increases could exceed estimates and if the company is unable to increase the prices of products or achieve cost savings to offset such cost increases, the results of operation will be harmed. In addition, even if the company increases the prices of its products in response to increases in the cost of commodities or other cost increases, it may not be able to sustain the price increases. Sustained price increases may lead to declines in sales volume as competitors may not adjust prices or customers may decide not to pay the higher prices, which could lead to sales declines and loss of market share. This could adversely affect the company’s business, financial condition, and results of operations.

The company’s facilities and suppliers are subject to disruption by events beyond its control.

Operations at the company’s facilities, its landlords, suppliers (including sole-source and single-source suppliers), service providers and customers are subject to disruption for a variety of reasons, including work stoppages, cyber-attacks and other disruptions in information technology systems, demonstrations, disease outbreaks or pandemics, acts of war, terrorism, fire, earthquakes, flooding or other natural disasters, disruptions in logistics, loss or impairment of key manufacturing sites, supplier capacity constraints, raw material and product quality or safety issues, industrial accidents or other occupational health and safety issues. If a major disruption at the company’s facilities or at the facilities of its suppliers were to occur, it could result in injury to people, damages to the natural environment, temporary loss of access to critical data, unauthorized disclosure of sensitive or confidential information, delays in shipments of products to customers, disruptions in supply chain or suspension of operations. Any such disruption could have a material adverse effect on the company’s business, financial condition and results of operations.

8

If the company fails to effectively protect its intellectual property, the business may suffer.

The company has several FAA type certificates, trademarks, and patents issued and related technical design, analysis, and test data, and may rely on patents pending to protect future intellectual property, including intellectual property licensed from other parties. There is no assurance that any future patents will be issued with the desired breadth of claim coverage or at all. The failure to obtain patents for any future technology could materially impair the business prospects or, in the case of future development, impair the ability to expand the business into other markets. For the existing patents, and if any more patents are granted, they will, as is generally the case with patents, be subject to uncertainty with respect to their validity, scope, and enforceability and thus the company cannot guarantee you that the patents, or patents that are licensed from third parties, will not be invalidated, circumvented, challenged, or become unenforceable. In cases where the company must license intellectual property from third parties, there is no guarantee that the company will be able to do so on acceptable terms. Some of the company’s proprietary processes, technologies, and know-how are not under patent protection. Although the company intends to seek patent protection where possible and in the best interests of the company, in some cases the law of trade secrets must be relied on to protect the intellectual property. Accordingly, there is a risk that such trade secrets may not stay secret. This risk also applies to confidentiality agreements and inventors’ rights agreements with the company’s strategic partners and employees. There is no assurance that these agreements will not be breached, that the company will have adequate remedies for any breach, or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Finally, effective patent, trade secret, trademark and copyright protection may be unavailable, limited or not applied for, in certain countries.

The company may be subject to allegations of infringement of other parties’ intellectual property, or conversely, be forced to sue those who infringe its intellectual property. Such litigation is usually costly, time-consuming, and would divert resources away from the company’s primary mission. If the company were to lose such lawsuits, it may be compelled to pay damages or to cease development, manufacture, use or sale of the infringing product or trademark.

The company may in the future become subject to patent and/or trademark litigation, which would be costly to defend and could invalidate the company’s patents and/or trademarks.

No assurance can be given that the company will not become subject to, whether within or outside of the United States, patent and/or trademark infringement claims or litigation or interference proceedings declared by the USPTO to determine the priority of inventions. Defending and prosecuting intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are costly and time consuming. The company may be obligated to pay all such costs, but there can be no assurance that the company will have the capital or funding available to bear such costs. Litigation may be necessary to enforce the company’s patents, or trademarks, to protect its trade secrets or know-how or to determine the enforceability, scope, and validity of the proprietary rights of others. Any litigation or interference proceedings will be costly and will result in significant diversion of effort by technical and management personnel. An adverse determination in any of the litigation or interference proceedings to which the company may become a party could subject the company to significant liabilities to third parties. However, if the company’s rights are disputed by third parties, the company may be required to cease using such technology, which would have a material adverse effect on the company’s business, financial condition, results of operations, and future growth prospects.

The business and its prospects for success are dependent on key personnel who are not easy to recruit and retain, especially on the cutting edge of the aerospace industry.

The company relies on key personnel in management, research and development, operations, manufacturing, and marketing. The company will continue to offer key personnel competitive compensation packages, but it cannot assure you that its key personnel will remain with the company or that the company will be able to hire additional personnel with the correct skill sets and qualifications in the future. The company does not maintain any key person insurance and the loss of any of its key personnel could significantly impair the company’s ability to maintain a viable business. In the event one or more of the company’s key personnel exit the business, it may experience financial loss, disruption to the operations and technology development, damage to the brand and reputation and, if any departing person joins a competitor, a weakening of its competitive position.

The company faces competition in the marketplace which could lead to reduced net sales, net earnings, and cash flow.

The company faces competition from other small aircraft manufacturers and companies. The company’s products are expected to compete with other consolidated and widely advertised, promoted, and merchandised brands within this area of aviation.

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The company’s products are expected to compete on the basis of product performance, brand recognition, and industry-leading innovation. Advertising, promotion, merchandising and packaging also have significant impacts on consumer purchasing decisions. A newly introduced consumer product (whether improved or newly developed) often encounters intense competition requiring substantial expenditures for advertising, sales promotion, and trade merchandising. If a product gains consumer acceptance, it typically requires continued advertising, promotional support, technical and product support, and product innovations to maintain its relative market position. If the company’s advertising, marketing, and promotional programs, including its use of digital media to reach consumers, are not effective or adequate, the company’s net sales may be negatively impacted.

The industry is subject to change.

Important factors that may cause the company’s revenues, operating results and cash flows to fluctuate include:

•	The company’s ability to develop and modify its products, its intellectual property and marketing platform;

•	General economic conditions, which may adversely affect demand and thus performance;

•	Changes in terms of contracts, whether initiated by us or because of competition;

•	The amount and timing of operating costs and capital expenditures related to the operations and expansion of the company’s business;

•	Expenses related to significant, unusual or discrete events;

•	Extraordinary expenses such as litigation or other dispute-related settlement payments;

•	Income tax effects, including the impact of changes in U.S. federal and state tax laws;

•	Technical difficulties or interruptions to the company’s research and development or marketing efforts;

•	Evolving regulations of our anticipated products and services; and

•	Regulatory compliance costs.

Many of these factors are outside of the company’s control, and the occurrence of one or more of them might cause the value of any investment in the company’s securities to be substantially impaired or completely eroded.

Risks Related to the Company’s Governance and this Offering:

There is no minimum offering amount, and the maximum offering amount may not be raised.

The Offering does not have a minimum offering amount. All subscription payments received for our securities will, upon acceptance of the associated subscription, immediately available for use by the company, subject to the terms of the escrow arrangements described in “Plan of Distribution.” The company is seeking gross proceeds from the Offering of up to a maximum of $49,032,128. There can be no assurance that the maximum proceeds from the Offering will be raised. If the maximum offering amount is not raised, then the company may be required to obtain capital from other sources, including from debt or preferred stock offerings, diluting the ownership of investors in this Offering and potentially giving other investors superior rights and preferences.

The Offering price was determined by us.

This Offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the securities offered under this Offering. Our Offering Price is arbitrary and established by the company itself. The company has engaged Manhattan Street Capital to perform administrative and technology related functions in connection with this Offering, but not for underwriting or broker services. The price at which the securities are being offered bears no relationship to conventional criteria such as book value or earnings per share. There can be no assurance that the Offering price bears any relation to the current fair market value of the securities.

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Dilution risk exists for new shareholders.

Investors in this Offering will suffer immediate dilution with respect to their investments, compared to existing shareholders. See “Dilution”. If the maximum offering amount is not raised, that may increase the amount of long-term debt or the amount of additional equity the company needs to raise.

If the maximum offering amount is not sold, the company may need to incur additional debt or raise additional equity in order to finance its operations. Increasing the amount of debt will increase the company’s debt service obligations and make less cash available for distribution to its shareholders, in the event any such distributions are permitted. Furthermore, if we raise capital through debt, the holders of our debt would have priority over holders of equity, including the securities sold in this Offering, and we may be required to accept terms that restrict our ability to incur more debt. Increasing the amount of additional equity that the company will have to seek in the future will further dilute those investors participating in this Offering. Furthermore, future issuances of Class B Common Stock will be dilutive to holders of our Series A Preferred Stock and holders of our Class A Common Stock. Holders of Class B Common Stock are entitled to eight votes per share, giving them disproportional influence over the matters brought to a shareholder vote.

Should the company’s securities become quoted on a public market, sales of a substantial number of shares of its type of stock may cause the price of its type of stock to decline.

Should a market develop, and the company’s shareholders sell substantial amounts of its shares in the public market, shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for the company to sell equity or equity-related securities at a time and price that the company deems reasonable or appropriate.

You should be aware of the illiquid and long-term nature of this investment.

There is no currently established market for reselling these securities and while the company’s plans include seeking a listing on a stock exchange or similar forum in the future, there can be no assurance that it will succeed in being accepted on such a forum or the extent to which liquidity will result from any such listing. The company has no immediate plans to list any of its shares on any over-the-counter (OTC) trading forum or similar exchange. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

Investors in Series A Preferred Stock will not have control over the company’s business and affairs.

Management and controlling shareholders (our three directors) own 100% of the outstanding shares of Class B Common Stock of the company which are entitled to eight votes per share, compared to one vote per share for the Series A Preferred Stock. Even if this Offering is fully-subscribed, investors in this Offering would have approximately 4.13% of the voting power of the company’s shares. Thus, the holders of our Class B Common Stock are expected to control a majority of the voting power for the foreseeable future and therefore control the business and affairs of the company.

Because the company does not have an audit or compensation committee, shareholders will have to rely on the company’s directors to perform these functions.

The company does not have an audit or compensation committee comprised of independent directors or any audit or compensation committee. The company’s board of directors performs these functions as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

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The company’s board has significant discretion over the net proceeds of this Offering.

The company’s board of directors has significant discretion over the net proceeds of this Offering. As is the case with any business, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability. Investors are urged to consult with their attorneys, accountants, and personal investment advisors prior to making any decision to invest in the company’s Series A Preferred Stock.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement other than those arising under the federal securities laws in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement.  This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.  Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States are the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

There is uncertainty as to whether a court would enforce this provision as it relates to federal securities laws. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation  provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

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Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, other than any claims made under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities laws in connection with matters arising under the agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The jury trial waiver only applies to claims against the company arising out of or related to the subscription agreement. As the provisions of the subscription agreement relate to the initial sale of the securities, subsequent transferees will not be bound by the subscription agreement and therefore to the conditions, obligations and restrictions thereunder, including the jury trial waiver.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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Risks Related to the COVID-19 Pandemic:

The COVID-19 pandemic has had lasting impacts on how we are operating our business, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain.

The COVID-19 pandemic had widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, and closure of non-essential businesses. As a result of the pandemic the company had to lay off a small number of its employees early on, but was able to rehire and hire additional staff. While revenues have remained relatively consistent throughout, the company did experience issues with its supply chain. The company has since found new suppliers and stockpiled key and core components to help mitigate. The company has added more vendors and added to the diversity of vendors for our packaging raw materials, so that even if one or more of our vendors have issues with delivering their shipments, we can have other vendors who work as backups to ensure we receive the packaging raw materials we need. We also ordered materials further in advance to allow for extra lead times for the materials to arrive. We have also made sure to select key partners who are considered “essential businesses.”

While there has been a reduction of reported cases, we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, such precautionary measures could negatively affect our customer success efforts, sales and marketing efforts, or create operational or other challenges, such as a reduction in employee productivity because of the work from home requirement, any of which could harm our business and results of operations. Further, if the COVID-19 pandemic has a substantial impact once again on our employees, partners or third-party service providers’ health, attendance or productivity, our results of operations and overall financial performance may be adversely impacted. The risk remains of inadvertent transmission of COVID-19 through human contact could still occur and result in litigation.

Beginning in March 2020, the U.S. and global economies reacted negatively in response to worldwide concerns due to the economic impacts of the COVID-19 pandemic. Although we have not yet experienced a material increase in customer cancellations or a material reduction in our retention rate, we may experience such an increase or reduction in the future, especially in the event of a prolonged economic downturn as a result of the COVID-19 pandemic. A prolonged economic downturn could result adversely affect demand for our offerings, retention rates and harm our business and results of operations, particularly in light of the fact that our solutions are discretionary purchases and thus may be more susceptible to macroeconomic pressures, as well impact the value of our Common Stock and Series A Preferred Stock, ability to refinance our debt, and our access to capital. Additionally, we have faced supply chain and shipping issues as a result of the COVID-19 pandemic that could continue to impact our ability to meet customer demands for our products. We have made efforts to address these issues in an attempt to mitigate their impact.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately forecasted at this time, such as the severity and transmission rate of the disease and its variants, the extent and effectiveness of containment actions and the impact of these and other factors on our employees, customers, partners and third-party service providers. If we are not able to respond to and manage the impact of such events effectively and if the macroeconomic conditions of the general economy or the industries in which we operate do not improve, or deteriorate further, our business, operating results, financial condition and cash flows could be adversely affected.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors under this Offering are paying for their shares with the effective cash price paid by the existing shareholders. The table gives effect to the sale of shares by the company at $12,500,000, $25,000,000, $37,500,000, and $49,032,128 (the maximum amount offered).

	As of 6/30/23	25%	50%	75%	100%
		$12,258,032	$24,516,064	$36,774,096	$49,032,128
Price per Share for new investors	$5.45	$5.45	$5.45	$5.45	$5.45
Shares issued to new investors	669,602	2,249,180	4,498,360	6,747,541	8,996,721
Gross proceeds raised	$3,340,361	$12,258,032	$24,516,064	$36,774,096	$49,032,128
Less: Estimated offering Expenses	$(316,630)	$(1,164,513)	$(2,329,026)	$(3,493,539)	$(4,658,052)
Net offering proceeds	$3,023,731	$11,093,519	$22,187,038	$33,280,557	$44,374,076
Adjusted net tangible book value pre-financing	6,481,465	6,481,465	6,481,465	6,481,465	6,481,465
Adjusted net tangible book value post-financing	7,734,484	$17,574,984	$28,668,503	$39,762,022	$50,855,541
Shares issued and outstanding pre-financing (1)	30,000,000	30,000,000	30,000,000	30,000,000	30,000,000
Post-financing shares issued and outstanding	30,669,602	32,249,180	34,498,360	36,747,541	38,996,721
Net tangible book value per share prior to offering	.22	$0.22	$0.22	$0.22	$0.22
Increase / (Decrease) per share attributable to new investors	.03	$0.33	$0.61	$0.86	$1.08
Net tangible book value per share after offering	.25	.55	0.83	1.08	1.30
Dilution per share to new investors	4.75	$4.90	$4.62	$4.37	$4.15

Net tangible book value Pre-Financing
Total Assets	30,842,769
Total Liabilities (less Stockholder Equity)	20,084,554
Intangible Assets	-
Capital Raised November 1, 2022 through June 30, 2023	3,023,731
Net tangible book value Pre-Financing	7,734,484

(1)

On October 19, 2022, the company filed an Amended and Restated Certificate of Incorporation to split each share of Common Stock then outstanding into 580 shares of Class B Common Stock and 20 shares of Series A Preferred Stock. The above table was calculated on a post-split basis.

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During 2023, the company has issued 30,000,000 shares to its directors, comprising 29,000,000 shares of Class B Common Stock and 1,000,000 shares of Series A Preferred Stock.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares, or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•

In December 2021 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•

In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Furthermore, future issuances of Class B Common Stock will be dilutive to holders of our Series A Preferred Stock and holders of our Class A Common Stock. Holders of Class B Common Stock are entitled to eight votes per share, giving them disproportional influence over the matters brought to a shareholder vote.

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PLAN OF DISTRIBUTION

The Series A Preferred Stock is being offered in the United States pursuant to Regulation A under the Securities Act by the company on a “best-efforts” basis directly to purchasers who satisfy the requirements set forth in Regulation A. The minimum investment by each purchaser in the Offering is $400.  We have the option in our sole discretion to accept less than the minimum investment.

We are offering up to 10,000,000 aggregate amount of Series A Preferred Stock at a price of $5.45 per share, on a best-efforts basis, with no minimum offering, meaning that all funds received from the sale of the securities will be immediately available for use by the company. 9,050,000 of the Series A Preferred Stock will be sold by the company and the remaining 950,000 shares of Series A Preferred Stock will be sold by selling shareholders. See “Securities Being Offered” for a description of the rights of each class of stock. As of October 31, 2023, the company and selling shareholders have closed on gross proceeds of $3,478,456 and sold 691,542 shares of Series A Preferred Stock in this Offering, including 621,436 shares of Series A Preferred Stock from the company and 70,106 shares of Series A Preferred Stock from selling shareholders.

The company may require all purchasers of securities who pay using credit cards to pay the credit card processing fees estimated to be 3.75% of the purchase price.

The company has engaged FundAthena, Inc. dba Manhattan Street Capital (“Manhattan Street Capital” or “MSC”) to act as an advisor.

The company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The company will not be offering securities in New Jersey, Texas and Washington.

The Offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this Offering being qualified by the Commission, and (3) the date at which the Offering is earlier terminated by the company in its sole discretion. At least every 12 months after this Offering has been qualified by the Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this Offering, the company expects to hold closings on at least a monthly basis.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $400. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

Selling Securityholders

Certain stockholders of the company intend to sell up to 950,000 shares of Series A Preferred Stock in this Offering. Such selling stockholders will receive total gross proceeds of the offering equal to $5,149,915 assuming all shares of Series A Preferred Stock available for sale are sold. As of October 31, 2023, the selling stockholders have received gross proceeds of $349,419.

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Selling stockholders will participate on a pro rata basis, which means that at each closing each selling stockholder will be able to sell its pro rata portion of the shares that the stockholder is offering (as set forth in the table below) of the number of securities being issued to investors. For example, the company will issue shares and receive gross proceeds of $49,032,128 while each of the selling stockholders will receive their pro rata portion of the remaining $5,149,915 in gross proceeds and will transfer their applicable shares to investors in this Offering. Selling stockholders will not offer fractional shares and the shares represented by a stockholder’s pro rata portion will be determined by rounding down to the nearest whole share.

After qualification of the offering statement, the selling stockholders will enter into an irrevocable power of attorney (“POA”) with the company and the CEO, as attorney-in-fact, in which they direct the company and the attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the offering statement of which this Offering Circular forms a part.

Selling Stockholder	Series A Preferred Shares Owned Prior to Offering	Shares offered by Selling Stockholder	Shares owned after the Offering	Stockholder’s Pro Rata Portion ($) (2)
Susan Richmond	900,000	900,000	0	$4,878,866.70
Patrick Horgan	50,000	50,000	0	$271,048.30

TOTAL (1)	950,000	950,000	0	$5,149,915

(1)	As of October 31, 2023, the selling stockholders have sold a total of 70,106 shares of Series A Preferred Stock.
(2)	Total proceeds represents 61,300 shares sold at $5.00 per share and assumes the remaining shares will be sold at $5.45 per share.

The Online Platform

We have engaged Manhattan Street Capital to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Manhattan Street Capital will contract the services of third parties; FundAmerica, Enterprise Bank and Stripe; for the purpose of payment processing and storage of confidential investor data. The following administrative and technology related functions that Manhattan Street Capital will perform are listed below:

•	Accept investor data from potential investors on our behalf;

•	Reject investors that do not pass anti-money laundering (“AML”) or that do not provide the required information;

•	Process subscription agreements and reject investors that do not complete subscription agreements;

•	Reject investments from potential investors who do not meet requirements for permitted investment limits for investors pursuant to Regulation A, Tier 2;

•	Reject investments from potential investors with inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

•

Receive and transmit investor data to FundAmerica and Enterprise Bank to store investor details and data confidentially and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML).

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We will pay Manhattan Street Capital for its services in hosting the Offering of the shares on its online platform. Further, we have entered into an Engagement Agreement with Manhattan Street Capital effective December 31, 2020 (the “Engagement Agreement”) which includes consulting services and technology services. We will pay Manhattan Street Capital the following:

•	A project management retainer fee: $10,000 paid monthly in advance for 9-months, and 90,000 cashless exercise warrants exercisable at the lowest price at which securities will be sold in the Offering.

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A listing fee of $5,000 per month while the Offering is live for investment or reservations, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

•	Technology Fees consisting of a one-time platform set up fee of $600, a monthly cloud hosting fee equal to $300, and a $1 fee for each subscription agreement e-signature.

•	Payment processing fees consisting of $2 for each ACH payment, $10 for each check and domestic wires, $30 for international wires, and $15 per batch of records transferred.

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Manhattan Street Capital technology administrative and service fee: $25.00 per investment in the Offering, plus the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

•	AML (anti-money laundering) fee of $5 per investor or $15 per trust or company.

All fees are due to Manhattan Street Capital regardless of whether investors are rejected after AML checks or the success of the Offering.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Payments are processed by the Escrow Agents named below and upon each closing, funds will be deposited immediately available to us at our nominated account. If a subscription is rejected, funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, we will send confirmation of such acceptance to the subscriber.

Manhattan Street Capital has not investigated the desirability or advisability of investment in the shares nor approved, endorsed, or passed upon the merits of purchasing the Shares. Manhattan Street Capital is not participating as an underwriter and under no circumstance will it solicit any investment in us, recommend our securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Manhattan Street Capital is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon Manhattan Street Capital’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on Manhattan Street Capital’s involvement in this offering as any basis for a belief that it has done extensive due diligence. Manhattan Street Capital does not expressly or impliedly affirm the completeness or accuracy of our Form 1-A and/or Offering Circular presented to investors by us. All inquiries regarding this offering should be made directly to us.

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Investors’ Tender of Funds

After the offering statement has been qualified by the SEC, the company will accept tenders of funds to purchase whole shares. No fractional shares will be sold. Prospective investors who submitted non-binding indications of interest during the “test the waters” reservation period will receive an automated message from us indicating that the Offering is open for investment. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the company accepts funds is defined as a “Closing.” The company has engaged Enterprise Bank as the escrow agent for this Offering in all states (the “Escrow Agent”). The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to the company at each Closing. The escrow agreement can be found in Exhibit 8.1 to the offering statement of which this Offering Circular is a part. The Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed, or passed upon the merits of purchasing the securities.

The company reserves the right to reject any subscription for any reason in its sole discretion.

Process of Subscribing

After the offering statement has been qualified by the Commission, the company will accept tenders of funds to purchase shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer to the escrow account to be setup by the Escrow Agent. The funds tendered by potential investors will be held by the Escrow Agent in a segregated account exclusively for the company’s benefit. Funds will be transferred to the company at each Closing. The escrow agreement can be found in Exhibit 8.1 to the offering statement of which this Offering Circular is a part.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the securities in this Offering, you should complete the following steps:

1.	Go to https://www.manhattanstreetcapital.com/cubcrafters
2.	Click on the "Invest Now" button;
3.	Complete the online investment form;
4.

Deliver funds directly by check, wire, debit card, credit card (which may incur a processing fee of 3.75%), or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;

5.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;
6.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement,

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the investor, without interest or deductions.

Escrow Agent

The Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

Enterprise Bank & Trust is a Missouri chartered trust company that offers escrow services. The company has agreed to pay Enterprise Bank & Trust a one-time fee of $1,000 and $10 per 1099 filing.

Transfer Agent

The company has also engaged Colonial Stock Transfer, a transfer agent registered with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis. The company estimates the aggregate fee due to for the above services to be approximately $4,200 annually.

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USE OF PROCEEDS

The Use of Proceeds is an estimate based on our current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, or to add additional categories, and we will have broad discretion in doing so.

The maximum gross proceeds from the sale of the securities in this Offering are $49,032,128. The net proceeds from the Offering, assuming it is fully subscribed, are expected to be approximately $44,374,076 after the payment of the fixed offering costs and deducting sales by selling shareholders, but before variable costs of marketing, Manhattan Street Capital fees and other compliance fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the company intends to use a substantial portion of the net proceeds for scaling our operations to meet expanding sales backlog demand, investing in the development of our products and disruptive technology, modernizing our manufacturing facilities and production lines to scale current and next generation aircraft, after market service expansion, capturing additional market share, and working capital. However, potential investors should note that this chart contains only the best estimates of the company’s management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the company at different times in the future, and the discretion of the company’s management at all times.

The officers and directors of the company will be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

The company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the company and the discretion of the company’s management. The company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, the minimum offering amount, 25%, 50%, 75% and 100% of the Series A Preferred Shares offered for sale by the company in this offering. The table does not include costs to market the offering nor credit card processing fees and is net of approximate proceeds of $5,149,915 to selling shareholders.

	25%	50%	75%	100%
Gross Proceeds	$12,258,032	$24,516,064	$36,774,096	$49,032,128
Estimated Offering Expenses	1,164,513	2,329,026	3,493,539	4,658,052
Proceeds to Selling Shareholders	$1,164,513	$2,329,026	$3,493,539	$4,658,052

Net Proceeds	11,093,519	22,187,038	33,280,557	44,374,076

Scaling of Operations to Demand	$2,329,639	$4,659,278	$6,988,917	$9,318,556
Research and Development	$3,106,185	$6,212,371	$9,318,556	$12,424,741
Manufacturing Modernization	$2,329,639	$4,659,278	$6,988,917	$9,318,556
Growth Expansion (1)	$2,218,704	$4,437,408	$6,656,111	$8,874,815
Working Capital	$1,109,352	$2,218,703	$3,328,056	$4,437,408

Total Use of Proceeds	11,093,,519	22,187,038	33,280,557	44,374,076

(1)

The company’s directors have authorized the use of a portion of the proceeds to be used by the company to purchase certain (some or all) real property currently leased by the company and owned by Richmond Real Estate, a company owned and controlled by Susan Richmond, a director of the company and our largest shareholder, if enough funds are raised. The company’s board has discretion to determine at what point the company has received sufficient proceeds to pursue and close on the purchase of this property or whether to pursue such purchase at all. Terms of such purchase, including purchase price, have not been agreed to.

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The loan is repayable from January 1, 2023 in monthly installments over nine years. What constitutes sufficient proceeds has not been defined by the company or the note holder.

Offering Expenses

We expect total expenses from this Offering to range from 10% to 16%, subject to amount raised, with an average of 12% of the gross proceeds of the Offering. Such offering expenses include fixed offering expenses of legal counsel, audit fees to the independent auditor, and blue-sky fees and costs. We will also incur variable fees for compliance costs, transfer agent fees and costs, marketing and sales costs, and the fees payable to Manhattan Street Capital; several of these fees depend upon the amount raised and the number of investors in this Offering.

Business Purpose and Working Capital

The remainder of the proceeds for this Offering will be employed to pursue our business purpose, including scaling our operations to meet expanding sales backlog demand, investing in the development of our products and disruptive technology, modernizing our manufacturing facilities and production lines to scale current and next generation aircraft, after market service expansion, and capturing additional market share.  Part of the proceeds from this Offering will be used to cover the company’s working capital needs.

The company reserves the right to change the use of proceeds at management’s discretion.

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DESCRIPTION OF BUSINESS

Summary

General Aviation (GA) constitutes a broad scope of aircraft types and uses; among them is what is known as “backcountry” flying, and the associated Short Take Off and Landing (or STOL) capable breed of small aircraft. The diverse range of existing aircraft in operation is a result of both long-proven legacy technology, as well as the influence of new and emerging technologies. Cub Crafters, Inc. (CubCrafters) was founded on the principles of proven legacy aircraft designs with the mission of continuing to bring innovation and improvement to the field of backcountry aircraft, with performance enhancements moving beyond the STOL performance and rough-field capability that has typically defined the sector. We believe that CubCrafters is uniquely positioned to take advantage of growing market demand and accelerating technological improvements in the industry.

The Company

Cub Crafters, Inc. is a leading producer of adventure/utility aircraft and the only known OEM (Original Equipment Manufacturer) in the world that is simultaneously building in four General Aviation category segments: FAA Certified, ASTM (American Society for Testing and Materials) Light Sport Aircraft (LSA), Builder Assist, as well as Experimental/Amateur-Built Kits (E/A-B). Founded as an aircraft maintenance and rebuilder shop in 1980, the company went on to engineer a continuous stream of performance innovations through FAA approved Supplemental Type Certificates (STC). Continuing to advance the product and business capabilities, the company then gained its own new aircraft designs and production approvals: FAA approved Type Certificates (TC) for the model CC18 and ASTM validation of a new LSA model CC11, becoming a highly regarded manufacturer of new light aircraft in multiple segments.

Based on the classic Piper Super Cub aviation platform legacy, the company leverages decades of craftmanship and a lean optimized production line to produce thoroughly modern and innovative aircraft. Well established as an FAA approved Production Certificate (PC) holder, the company brings turnkey experience: designing, testing, certifying, and manufacturing premium aircraft in-house as an Original Equipment Manufacturer (OEM), as well as providing MRO (Maintenance-Repair-Overhaul) services. Manufacturing currently takes place at production facilities in the vicinity of Yakima Air Terminal-McAllister Field, utilizing three campuses comprising 14 facilities in 11 buildings.

Backcountry aviation, whereby the aircraft designs are uniquely capable of accessing remote non-airport locations through extraordinary STOL performance, stands out as a popular and rapidly growing market sector. The company believes that its design engineering and disruptive product development strategies are driven by a culture of innovating modifications and improvements, responding to the needs of an enthusiastic and loyal community of backcountry and adventure aircraft users. Customer involved market surveys were performed on the latest models, prior to the decision to produce, to ensure that desires of the owner-operators were at the center of the product line capabilities.

In 2020, the company gained FAA TC approval for the new Lycoming CC393i 215HP engine, developed together with Lycoming. Then, in December of 2021, the company also gained FAA TC approval for the nose gear version of its Flagship XCub, branded the NX Cub. This move made an additive upward market shift to a new mix of potential customers, thus exposing CubCrafters products to all aircraft owner-operators in its niches, not just pilots with tailwheel endorsements for legendary Cub-style landing gear. Today, the company produces seven models, two kits, and in all has released three new STOL adventure versions in recent years: XCub, the 3rd generation Carbon Cub, and NX Cub, all amidst rising market demand.

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The company has become well established with a history of continual development and flexibility in growing and changing markets since it was founded in 1980.

Product History Milestones:

•	1980 – Cub Crafters is founded by James Richmond to repair and restore Piper Cubs.

•	1985 (and continuing through 2018) – CubCrafters gains and develops multiple new FAA STCs to improve the PA18; CubCrafters currently holds 64 STCs for many variants.

•	1986 – Company is incorporated as Cub Crafters, Inc.

•	1999 – CubCrafters introduces their first "new" airplane, the Piper/CubCrafters PA18, built under the FAA's Spare & Surplus Rule.

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2004 - Earning its FAA Part 21 Production Certificate (PC) and their first FAA Aircraft Type Certificate (TC), CubCrafters introduces the Top Cub: a Part 23 Certified design, based on the Piper Super Cub and inclusive of the most popular Supplemental Type Certificates (STC) improvements.

•	2006 - Introduction of the CubCrafters first Light Sport Aircraft (LSA): Sport Cub is a clean-sheet design that advances the genre of backcountry, tailwheel aircraft.

•	2009 - A lightweight, 180 horsepower engine is added to Sport Cub. Initially badged Super Sport Cub.

•	2010 – LSA model is renamed Carbon Cub SS. Along with Carbon Cub SS, a kit version of the aircraft is offered, the Carbon Cub EX.

•	2015 - An innovative builder assist program is introduced for the Carbon Cub line, Carbon Cub FX.

•	2016 - XCub certification is completed (6 years in secret development) and introduced as CubCrafters flagship certified aircraft product.

•	2017 - XCub G3X glass panel is released, an industry wide first-ever use of experimental primary display avionics in a certified aircraft.

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2017 – The third generation Carbon Cubs, Carbon Cub EX-3 and FX-3 E/A-Bs, are introduced and represent CubCrafters most capable backcountry taildraggers to date. Also, XCub gains EASA certification for EU countries, as well as, FAA Seaplane Approval with Amphibious and straight floats.

•	2018 – XCub is awarded international certifications in Japan (JCAB), Canada (TCCA), and Australia (CASA).

•	2020 – XCub is certified with the new and more powerful 215hp engine option, Lycoming CC393i, developed together with CubCrafters.

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2021 – XCub is certified with an optional “tricycle” nose landing gear configuration, the NX Cub, while maintaining considerable backcountry airstrip capability. This unique offering is easier to handle on the ground than traditional “taildragger” aircraft, therefore lowering the barriers of entry for pilots interested in the exciting arena of backcountry flying, and eliminating the need for tailwheel specific training and the associated pilot endorsement.

•	2022 – A new 363i FP engine variant, including a new cowling design, is released in August-2022, offering a new fuel injected engine option for fixed pitch propeller equipped EX-2 and FX aircraft.

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2022 – CubCrafters acquires Summit Aircraft Skis Company, including the company’s design and manufacturing assets, unique patents and related intellectual property, from the Summit Aircraft Corporation of Sandpoint, Idaho. The strategic acquisition includes a successful, robust patented design that significantly improves value for consumers. Manufacturing of skis has begun in Yakima and Summit Skis will continue to be sold and made available on both CubCrafters aircraft and competing aircraft from other manufacturers as well.

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2023 – CubCrafters-built aircraft successfully lands on helipad on iconic Burj Al Arab hotel in Dubai. Pilot lands fixed wing Carbon Cub airplane on a 78-foot diameter helipad located on top of the 56-story building.

•	2023 – CubCrafters announces new Rotax powered variant of its best-selling Carbon Cub aircraft. In development for international markets, the new model is called the Carbon Cub UL.

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Summary of Aircraft Models:

•	Sport Cub – LSA lightweight baseline design in the Light Sport Category; a clean-sheet modern design in the genre of tailwheel, backcountry aircraft.

•	Carbon Cub SS – LSA follow-on to the Sport Cub offered with improved handing, modern avionics, and higher power options than the original Sport Cub.

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Carbon Cub FX & FX-3 – A Builder-Assist, Experimental Amateur Built (E/A-B) category aircraft, with multiple engine and gross weight options. The assisted build process is spread over two visits to the company factory facilities, where customers participate in the manufacture of their own aircraft, meeting FAA majority rule requirements for the build.

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Carbon Cub EX Kits (EX, EX-2 & EX-3)– Packaged kits of parts are delivered to customers to assemble and customize as they build their own aircraft in the E/A-B Amateur-Built Experimental Category. These kits offer the most customization and flexibility to customers, allowing them to maximize performance and mission-specific capabilities. Known as the most complete Cub type kit offered in the industry, each version has been found to meet FAA NKET majority rule evaluations.

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Top Cub– A FAA Part 23 Certified design, offering a stronger, safer, and heavier load bearing capability than original Piper Super Cub while maintaining much of the ease of maintenance and simple manufacturing techniques. The aircraft is available with multiple landing gear options including various tire sizes, skis, or amphibious floats. CubCrafters sold this design, its first generation TC, but maintains the right to build it under license.

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XCub / NX Cub –CubCrafters “Flagship” aircraft, which is offered as two different aircraft models: FAA Part 23 Certified or as a Builder-Assist E/A-B. XCub is available with luxury interiors, a variety of top-quality avionics, flexible landing gear options, and two engine choices, all of which combine to provide a unique and powerfully versatile platform which stands out in the high-performance backcountry aircraft market.

Aircraft Models Currently Available In-Production:

FAA Certified (3 models)

CC19-180 XCub

CC19-215 XCub or NX Cub (badged as NX when delivered with nose landing gear)

CC18-18 Top Cub (built under license)

Builder-Assist (3 models)

CCX-1865 Carbon Cub FX (Gen 2 with fixed pitch propeller)

CCX-2000 Carbon Cub FX-3 (Gen 3 with constant speed propeller)

CCX-2300 XCub or NX Cub (CC393i engine only)

Light Sport(1 model)

CC11-160 Carbon Cub SS

Kits (2 models)

CCK-1865 Carbon Cub EX-2 (Gen 2 with fixed pitch propeller)

CCX-2000 Carbon Cub EX-3 (Gen 3 with constant speed propeller)

Note – parts and subassemblies are also available for the original EX Kit

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Market & Competition

The aviation sector of the transportation industry comprises commercial, private, and military segments. General Aviation (GA) is normally the designated market used to define all civil aviation operations except for commercial air transport (airliners). GA represents the private transport and recreational components of aviation, with some crossover to military when civil aircraft are used in such capacity. CubCrafters is considered a prominent OEM in the GA recreational aircraft market segment.

According to the General Aviation Manufacturers Association (GAMA), the General Aviation (GA) market contributes more than US$ 247 billion to the US economy annually and employs more than 1.2 million citizens. GA aircraft log 25.5 million flight hours every year in the US; two-thirds of air traffic is for business purposes.

Regulation and Certification Barriers

The aviation industry overall, inclusive of the GA market segments for which CubCrafters operates in, is heavily regulated by the FAA, especially for certified aircraft. The barriers to entry for aviation businesses to start up and gain original FAA certified type certificates, as well as FAA approval for production authorization to continually produce new aircraft, are extremely high. This is due to required knowledge base, necessary experience, high entry cost levels, vast regulatory requirements, and the multi-years of time and effort required for establishing designs and facilities, all while traversing through specific FAA approval processes.

Aircraft certification requires extensive FAA standards and systems knowledge and experience, as well as successful execution of design, test, first article build inspection conformities, validation testing, and extensive report documentation, to achieve new certification approval acceptance. This typically requires years of development, significant R&D funding, and in-depth engineering certification effort. Only a few FAA fixed-wing type, standard category type certificates have been newly issued in each of the more recent decades. CubCrafters estimates that the technical certification report documentation alone, that it produced over six years to demonstrate compliance to FAA TC requirement standards for the CC19 XCub aircraft, exceeds forty thousand pages.

Further to the type design approvals for certified models, separate development and approval must be achieved for production facilities themselves, to achieve FAA accepted manufacturing processes and quality assurance systems. CubCrafters has earned multiple new, original issue, FAA Part 23 type certificates, and its production facilities have achieved FAA Part 21 approval for the manufacture of complete aircraft, and supplemental designs.

Other FAA certified backcountry aircraft that are currently in production, such as competitor American Champion Aircraft’s model 8GCBC Scout, are building from type design certificates originally issued in the 1960s. CubCrafters XCub, a two-seat Part 23 Standard Category aircraft, gained its newly issued type certificate in 2016 and has been since been continually updating the TC to include the latest available engines, propellers, and new landing gear options.

General Aviation Market Segments and Competition

GA aircraft types are divided as fixed-wing and rotary (helicopters) aircraft, and further by how they are powered: jet, turboprops, piston powered, and electric. For fixed wing aircraft, which are the only type that CubCrafters produces, the market segments are typically defined by the primary role for the aircraft types or models: recreational (two seats typically), private transport (four to eight seats typically), business jets, agricultural, and aerobatic. The key players currently in each of these segments, as reported to GAMA, include:

•	Recreational: American Champion Aircraft, Aviat, CubCrafters, Flight Design, Icon Aircraft, Pipistrel Aircraft, WACO Aircraft

•	Private Transport: AVIC General/Cirrus Aircraft, Daher, Diamond Aircraft, Pilatus, Tecnam, Textron Aviation

•	Business Jets: Airbus Corporate Jets, Boeing Business Jets, Bombardier, Dassault Aviation, Embraer, Gulfstream Aerospace, Honda Aircraft, Textron Aviation

•	Agricultural: Air Tractor, Thrush Aircraft

•	Aerobatic: Extra Aircraft, Game Composites

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The number of production aircraft delivered per quarter is directly reported to GAMA, optionally by each of the member OEM companies. For 2022, the following numbers of airplane deliveries were reported publicly by the GAMA, for recreational aircraft OEMs as segmented above:

1.	CubCrafters	67 total (Q1-12, Q2-22, Q3-15, Q4-18)
2.	Pipistrel Aircraft	41 total (Q1-8, Q2-12, Q3-11, Q4-10)
3.	Icon Aircraft	36 total (Q1-4, Q2-10, Q3-7, Q4-15)
4.	American Champion	14 total (Q1-0, Q2-5, Q3-4, Q4-5)
5.	Flight Design	7 total (Q1-7; Q2-0, Q3-0, Q4-0; located in Ukraine)
6.	WACO Aircraft	5 total (Q1-1, Q2-3, Q3-1, Q4-0)
Note: Aviat Aircraft did not report.

Light Sport Aircraft (LSA) are recreational, designed and built to ASTM consensus standards, are limited to two occupants and a maximum of 1320 lbs. (1430 lbs. as seaplanes), and do not require a traditional pilots license. Experimental Amateur Built aircraft (E/A-B) are not approved nor certified by the FAA to any published design and manufacturing Codes of Federal Regulations (CFRs) nor ASTM standards. LSAs and E/A-Bs make-up a significant portion of GA and these aircraft are intended primarily for education and entertainment; they are not authorized for commercial use or for hire.

There are a variety of different sized companies, including smaller, boutique makers of LSAs and E/A-Bs worldwide. The number of more common sport airplanes available from LSA suppliers typically numbers approximately 30 to 50+ worldwide. Since their inception and widespread support from the Experimental Aircraft Association (EAA), the number of kits (be it plans only, parts kits, or pre-fabricated fast kits) is vast. In the Cub-style backcountry aircraft LSA and E/A-B space, some of the more recognized competitors include: CubCrafters, Dakota Cub, Legend Aircraft, Backcountry, Javron, Zlin (Czech Republic), and Patriot, a new entrant. While sales data from private, smaller providers is not readily available, CubCrafters is generally understood to be the largest producer in the E/A-B Cub space. While not “Cubs” per se, yet similar as tailwheel STOL type aircraft, Just Aircraft and Kitfox are also in the space as lower cost options.

CubCrafters’ designs, tests, certifies and manufactures in each of the three GA segments stated: FAA certified, ASTM LSA, and E/A-B. CubCrafters’ market is a multi-niche subset of GA, focused on producing 2-seat backcountry type aircraft. In these niches, CubCrafters is the dominant producer of certified backcountry aircraft and a prominent maker of LSA, Experimental Builder-Assist, and E/A-B Kits. CubCrafters produced aircraft models and kits are typically considered to command the highest retail prices in the backcountry space.

Customer Mission Profiles

CubCrafters’ existing customer base has a wide range of different mission profiles that drive their choice to purchase, which further widens the particular market segments that CubCrafters is able to pursue for:

•	Personal lifestyle and entertainment for backcountry, STOL, and flight enjoyment

•	Seeking highest quality products, with proven track record, from a producer that has attained the ability and systems required to design and manufacture FAA certified aircraft

•	Wildlife, military, law enforcement, and other special mission uses

•	Humanitarian aid and access to outlying communities

•	Cost effective and energy efficient remote access

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o	smaller aircraft with comparatively low fuel usage compared to larger aircraft

o	mere fraction of comparative costs to acquire and operate, compared to a helicopter

•	Private transportation for business and residences

Direct and Secondary Market Impact Factors

Post pandemic supply chain, labor shortages, and changing inflationary economic conditions are present and have impacted GA producers across all segments. CubCrafters preemptively purchased ahead on raw materials, in some cases as much as two years of pre-purchased stock, and continues to interactively manage supply chain pop-up issues. Market impacts due to such supply and economic uncertainty, causing organizational focus on protecting production throughput, has likely slowed new recreation aircraft product development unilaterally and that may continue. CubCrafters has and intends to continue its innovation inertia to invest in R&D initiatives that can result in new products, that the company believes could be monetized within 2 to 5+ years.

“Demand for general aviation aircraft continues at a robust pace. Since the initial setbacks of the pandemic, we have seen some segments make strides with growing backlogs and high rates of operations while others are still diligently working to navigate the path to recovery,” said GAMA President & CEO, Pete Bunce on August 24, 2022. “Despite ongoing supply chain and workforce issues, our industry continues to make progress and strategically posture for the future, which is a true testament to our strength and durability.” Aircraft shipments through the second quarter of 2022, when compared to the same period in 2021, saw piston airplanes increase 9.4% with 638 units, turboprops increase 11.8% with 247 units, and business jets increase 9.5% with 289 units. The value of airplane deliveries through the second quarter of 2022 was $9.1 billion, an increase of 5.2%.

OEMs that lack cash flow and reserves to bring financial flexibility for dealing with continued supply chain shortages and inflationary escalation may fall out of the market. Long standing legacy recreational aircraft companies, such as Maule Air Inc., have fallen out in recent years. This could also serve as a market share increase opportunity for CubCrafters and others.

In 2022, Vans Aircraft, the largest kit producer in the world, unveiled a high wing engineering prototype aircraft that they are considering offering as a new kit. This is an aluminum constructed high-wing design it is developing named the RV-15. While not a Cub-type airframe itself, as it does not offer tubular chromoly steel frame construction around the cabin as Cubs do, it could become popular especially among prior Van’s kit builders if the design passes testing and Van’s decides to pursue it. In that event, it may impact CubCrafters kit sales or perhaps draw even more demand to the backcountry space overall.

Since around 2013, the FAA has been considering an initiative to expand the authorized size and weight of LSA aircraft called MOSAIC, Modernization of Special Airworthiness Certificates. This could potentially change the GA market in a variety of ways, likely in a two to five year time period, such as allowing OEMs to build more than the majority rule portion currently in place on E/A-B aircraft. It could further bring new businesses to the industry; under the presumption of ASTM consensus standard validations of LSA aircraft offering less regulatory oversight than is required by FAA certified models. MOSAIC has been delayed multiple times and most recently the FAA stated its intention to release a Notice for Proposed Rule Making (NPRM) in August-2023, for the MOSAIC initiative. The NPRM process itself normally takes six to eighteen months before moving to an actual rule change. The Brazilian civil aviation authorities announced in July-2022 a similar change is being released in Brazil for 2022, allowing LSA to expand there from 1320 lbs. to 3000 lbs. aircraft, up to 185 knot cruise speed, and up to 4 seats. This move may hasten the MOSAIC effort in the US and other countries. As LSA validation is a self-certification process to ASTM consensus standards, OEMs are more likely to pursue LSA development over the higher cost of FAA certification paths. However, LSA aircraft are not authorized for commercial use. CubCrafters will be positioned in both market segments and new product development considerations and strategies will be developed as the landscape of market changes potentially occur due to MOSAIC.

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There are currently no obvious signs of market saturation in the niche market segments. 2021 year-end backlog for production assembled aircraft exceeded 24 months; 2022 year-end backlog was estimated at 22 months. CubCrafters’ recent release of the NX Cub, the nose landing gear equipped version on its XCub, has opened a new market zone for the brand. It has been estimated that approximately 15% of private pilots possess, or plan to pursue, a tailwheel endorsement for flying conventional Cub style landing gear. With the advent of the NX Cub, this substantially expands the market availability by exposing a CubCrafters product to the estimated additional 85% of private pilots that are potential buyers.

Employees

The company currently has 211 employees, 203 full-time and 8 part-time.

Plans for Growth

The company is furthering its growth through four primary strategic objectives:

•	Objective 1 – Satisfy expanding sales demand

•	Objective 2 – Aftermarket customer services expansion

•	Objective 3 – Facility and manufacturing modernization to scale NexGen aircraft releases

•	Objective 4 – Develop and introduce disruptive innovations and new technology

Satisfy Expanding Sales Demand

The company installed new senior leadership in 2018, who decided to further organically fund R&D, develop new products through customer involved market surveys, and unleashed new marketing outreach strategies using key influencers. This resulted in a significant rise in productivity and an eighty-eight percent (88%) increase in annual sales from 2017 to 2018. Demand for new products has risen further, and has consistently outweighed supply, with sales backlogs climbing steadily and bringing scaling opportunity. The company expanded its physical footprint in 2019 by opening a new customer completions center, and now operates from three campuses totaling over 100,000 sq ft. The company intends to take advantage of current acute demand by scaling operations with modernized fabrication equipment, new composite manufacturing expansions, and digital transformation of manufacturing processes.

Aftermarket Services Expansion

The company intends to expand the current established network of certified dealer and service centers to include additional locations within the Unites States, as well as in overseas markets, to support the growing fleet of active aircraft. The company further intends to expand its internal Customer Support Department with more automation of the aftermarket part sales system and related support services.

Develop and Introduce Disruptive Technology

The company intends to continue to implement modern manufacturing techniques, along with scaling up tooling, adding automated design capacity, and improving rapid prototyping equipment. This growth is being directed to take advantage of the powerful combination of new technology, tooling, and manufacturing facilities, partnered with the company’s specialized craftsmanship that has been honed over four decades.

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The company intends to continue its legacy of innovation to further meet market demand, as well as push the categorical limits of light aircraft. The company has active R&D projects partnering with NASA and educational institutions. These projects are aiming to develop new technology, integrate the new technologies into the light aircraft platform, and explore the new uses and capabilities that those technological changes are bringing about. Active projects include development of a patented lift augmentation design, including electrical power, which may further expand the performance envelope of the small fixed-wing aircraft.

Manufacturing Modernization to Scale NexGen Aircraft Releases

The company is scaling up production capacity while modernizing its manufacturing methods and systems. Changes will include increasing fabrication automation with design control, repeatability, and inspections. The company will use upgraded and scaled-up manufacturing equipment, tooling, and fixtures to increase efficiency and production batch sizing. The company intends that the long-standing legacy of crafting skills and knowledge that have been used to manufacture this class of aircraft will be further infused into a modern manufacturing environment, with increased production standardization, modern technology, and new materials.

In furtherance of the above objectives, the company may acquire other companies, real estate, or assets. See “Risk Factors – Risks Related to the Company’s Business”.

Regulation

Our business is heavily regulated. We deal with numerous U.S. government agencies and entities, including but not limited to all of the branches of the U.S. military, NASA, the Federal Aviation Administration (FAA) and the Department of Homeland Security. Similar government authorities exist in our non-U.S. markets.

Aircraft. In the United States, our aircraft products are required to comply with FAA regulations governing production and quality systems, airworthiness and installation approvals, repair procedures and continuing operational safety. Outside the United States, similar requirements exist for airworthiness, installation and operational approvals. These requirements are generally administered by the national aviation authorities of each country and, in the case of Europe, coordinated by the European Union Aviation Safety Agency.

Environmental. We are subject to various federal, state, local and non-U.S. laws and regulations relating to environmental protection, including the discharge, treatment, storage, disposal and remediation of hazardous substances and wastes. We continually assess our compliance status and management of environmental matters to ensure our operations are in compliance with all applicable environmental laws and regulations. Investigation, remediation, and operation and maintenance costs associated with environmental compliance and management of sites are a normal, recurring part of our operations. These costs often are allowable costs under our contracts with the U.S. government. It is reasonably possible that costs incurred to ensure continued environmental compliance could have a material impact on our results of operations, financial condition or cash flows if additional work requirements or more stringent clean-up standards are imposed by regulators, new areas of soil, air and groundwater contamination are discovered and/or expansions of work scope are prompted by the results of investigations.

A Potentially Responsible Party (PRP) has joint and several liability under existing U.S. environmental laws. If we were to be designated a PRP by the Environmental Protection Agency or a state environmental agency (which has not been the case so far), we would potentially be liable to the government or third parties for the full cost of remediating contamination at our facilities or former facilities or at third-party sites. If we were required to fully fund the remediation of a site for which we were originally assigned a partial share, the statutory framework would allow us to pursue rights to contribution from other PRPs.

Non-U.S. Sales. Our non-U.S. sales are subject to both U.S. and non-U.S. governmental regulations and procurement policies and practices, including regulations relating to import-export control, tariffs, investment, exchange controls, anti-corruption, and repatriation of earnings. Non-U.S. sales are also subject to varying currency, political and economic risks.

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Intellectual Property

CubCrafters holds FAA design and production approvals, inclusive of all proprietary design, analysis, test, and certification technical and commercial data:

FAA Production Certificate (PC)

•	FAA Production Certificate No. 722NM, Issued Feb-12-2007; latest Amendment Jan-3-2022

FAA Certified Type Certificates (TC):

•	A00053SE, Model CC19-180, Issued Jun-2-2016

o	Amended to add Amphibious and Straight Floats, Approved Dec-14-2017

o	Amended to add Garmin G3X Avionics, Approved Feb-8-2018

o	Amended for new CC19-215 model, CC393i 215 HP Engine, Approved Oct-10-2020

o	Amended to add nose landing gear, Approved Dec-3-2021

•	A00055SE, Model EL-1, Issued Mar-22-2019

•	A00057SE, Model CC21-180, Issued Feb-14-2019

International Type Certificates (TC):

•	Europe: EASA.IM.A.638, Model CC19-180, Issued Dec-18-2017

•	Japan: JCAB-92, Model CC19-180, Issued Mar-27-2018

•	Canada: Transport Canada A-274, Model CC19-18, Issued Feb-28-2018

•	Australia: CASA A330, Model CC19-180, Issued Aug-28-2018

•	Japan: JCAB 92, Model CC19-180, Issued

FAA Certified Supplemental Type Certificates (STC):

•	CubCrafters holds 64 valid STCs for a wide variety of engineered improvements for PA18, CC18 and other models.

New Acquisitions:

•	Summit Aircraft Skis Company, including the company’s design and manufacturing assets, a unique patent and related intellectual property, from the Summit Aircraft Corporation of Sandpoint, Idaho.

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We have received or filed for the following patents and trademarks:

Title	Type	Application #	Filing Date	Status	Issue Date	Patent #
Distributed leading-edge lifting surface slat and associated electric ducted fans for fixed lifting surface aircraft	Utility: Non-Provisional	17/079,911	10/26/2020	Issued	2/23/2021	US10926868B1
Attachment Bracket for Landing Gear	-	US13/679,494	11/16/2012	Active	3/17/2015	US8979022B2

MARK	Filing Date	Serial #
XCUB (1)	December 11, 2014	86478357
SPORT CLUB	August 9, 2005	78688587
CARBON CUB (1)	October 10, 2014	86420838
CUB (1)	September 21, 2006	77004327
CUB CRAFTERS	August 8, 2005	78688112
TOP CUB	August 8, 2005	78688134
	August 10, 2005	78690130
SPORT CLUB (2)	July 7, 2012	9583625
CARBON CUB (2)	July 7, 2012	9583626
TOP CUB (2)	July 7, 2012	9583627
CUB CRAFTERS (2)	July 7, 2012	9583628
CUB (2)	July 7, 2012	9581438
Attachment Bracket for Landing Gear (3)	November 16, 2012	8979022B2

(1)	Owned by our wholly owned subsidiary, Cub Marks, LLC
(2) (3)	Filed in People’s Republic of China Owned by our wholly owned subsidiary, Summit Aircraft Skis

Litigation

There are currently no legal proceedings pending against the company.

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DESCRIPTION OF PROPERTY

The company leases office and manufacturing space from Richmond Real Estate located at 1918 and 1920 South 16th Avenue, Yakima, WA 98903. The company leases approximately 29,000 square feet and 12,270 square feet, respectively. The airport land these buildings occupy is leased to the company by Richmond Real Estate. Richmond Real Estate holds the land leases with the Yakima Air Terminal – McAllister Field.

The company leases manufacturing space from Wilson Commercial Properties. The three buildings are referred to as the Cub Crafters, Inc. Fabrication Plant. Each building is 12,000 square feet (36,000 square feet collectively) and are located at 2401 South 26th Avenue, Yakima, WA 98903; 2500 Airport Lane, Yakima, WA 98903; and 2400 Airport Lane, Yakima, WA 98903.

The company leases a manufacturing and aircraft completion center space from Richmond Real Estate, located at 2035 Airport Lane, Yakima, WA 98903. The Completion Center is 11,265 square feet.

The company has share ownership, with the Yakima Airpark LLC, in three hangars located at the Yakima Air Terminal-McAllister Field under a sublease agreement. The three hangars total 9,500 square feet. The company also has an additional research hangar under sublease, totaling 1,150 square feet.

The company has various additional lease and owned storage spaces totaling 4,534 square feet.

Total Square Footage: 103,719

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Cub Crafters, Inc. was incorporated under the laws of the state of Washington on October 15, 1986. The company domesticated in Delaware by filing a Certificate of Conversion and Certificate of Incorporation with the state of Delaware on June 14, 2022. The company is a leading producer of adventure/utility aircraft and the only OEM (Original Equipment Manufacturer) in the world that is simultaneously building in four General Aviation market segment categories: FAA Certified, ASTM Light Sport, Builder Assist, and Experimental/Amateur-Built Kits. 2021 brought supply chain shortages and labor availability challenges as a result of a global pandemic. On November 21, 2021, the company founder, James Richmond, passed away.

Results of Operations

Six-month period ended June 30, 2023 compared to the six month period ended June 30, 2022

Revenues

Revenues from sales of production and builder assist aircraft, aircraft kits, aftermarket services, parts sales, and pre- owned aircraft sales generated $18,095,217 for the six-month period ended June 30, 2023 (“Interim 2023”), approximately a $2,807,380 increase from $15,287,836 for the six-month period ending June 30, 2022 (“Interim 2022”). The increase in revenue was primarily a result of several factors: approximately a 7% productivity increase (more aircraft certified), realization of prior pricing changes, a product-mix order shift to newer/higher priced aircraft models such as nose gear-equipped XCubs, and adjusted pricing for economic impacts.

Cost of Sales

Cost of sales consists of raw materials, parts, freight, and accrued direct costs to produce, sell, and distribute aircraft products. The cost of sales increased approximately $2,594,616 to $13,873,163 for Interim 2023 from $11,278,547 for Interim 2022. Cost of sales increased due to: rapid inflation of purchased parts and raw materials (12% to 59% cost increases realized), drastic lead time increases for multiple key suppliers, continued supply chain disruptions causing production interruptions, approximately a 10% increase in the number employees, and nearly a 4% increase in average wages.

Operating Expenses

The company recorded an increase of $1,656,591 in total operating expenses to $5,475,327 for Interim 2023 versus $3,818,736 for Interim 2022. Operating expenses for labor, payroll taxes and fees, and employee benefits increased nearly $400k for Interim 2023 versus Interim 2022. Advertising, marketing, and sales related costs increased approximately $443,722, from $336,796 for Interim 2022 to $780,518 for Interim 2023. Contracted services increased $209,363 from $98,916 for Interim 2022, to $307,979 for Interim 2023. Additionally, rent and utilities increased 13.1% and 20.0% respectively.

Net loss

As a result of the foregoing, the company’s net loss for Interim 2023 was $1,288,190 versus income of $141,541 for Interim 2022.

Fiscal year ended December 31, 2022 compared to the fiscal year ended December 31, 2021

Revenues

We generate revenues from sales of our production and builder assist aircraft, aircraft kits, aftermarket services, parts sales, and pre-owned aircraft sales. Revenues increased by $1,624,743 from $32,773,691 for the year ended December 31, 2021 to $34,398,435 for the year ended December 31, 2022, or by 4.96%, as we increased our production of fully assembled aircraft. See “—Trends.”

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Cost of Sales

The cost of sales for 2021 was $23,317,604, resulting in gross profit of $9,456,087 compared to cost of sales for 2022 of $24,763,871 and gross profits of $9,634,564. The increase in cost of sales and a corresponding increase in our gross profits was primarily a direct result of pandemic related operational cost increases, inflationary price increases, and supply chain shortages.

Operating Expenses

The company spends significant amounts on salaries and general administrative expenses to further its product design and offerings. The company recorded total operating expenses of $8,189,391 for 2021 and $7,059,295 for 2022. Research and development expenses increased from $460,769 in 2021 to $915,093 in 2022, an increase of 98.60%, as the company developed multiple new product innovations, including the new 363iFP engine, which was done to combat engine supply interruptions, and for future new product launches. We expect research and development expenses to continue at this level. Salaries and wages continued to grow as the company increased its headcount, offset by a one-time Employee Retention Tax Credit Refund. The overall decrease in our total operating expenses resulted largely from the impact of the Employee Retention Tax Credit Refund.

Net loss

As a result of the foregoing, the company’s net income was $1,050,536 for 2021 and $2,521,212 for 2022. Earnings, before interest, taxes, depreciation and amortization expenses (EBITDA) in 2022 were $3,105,211, or 9% of annual revenue inclusive of $2,500,023 in ERC credits.

Liquidity and Capital Resources

As of June 30, 2023, we have primarily been funded from revenue generated by the sales of our aircraft. As of June 30, 2023, the company had approximately $5,293,836 in cash and cash equivalents. As of December 31, 2022, the company had approximately $8,026,052 in cash and cash equivalents on hand. We believe that the proceeds from the Regulation A Offering (defined below), Regulation CF Offering (defined below) and Regulation D Offering (defined below), together with our cash and cash equivalent balances will be adequate to meet our liquidity and capital expenditure requirements through 2024. If these sources are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through private placements of equity or debt, to fund our plan of operations.

Regulation A Offering; Regulation CF Offering; Regulation D Offering

On November 3, 2022, the company commenced an offering of up to $50 million of its Series A Preferred Stock pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), (the “Regulation A Offering”) to sell up to 10,000,000 shares of Series A Preferred Stock, convertible into shares of Class A Common Stock, at a price of $5.00 per share. On December 15, 2022, the company commenced an offering of up to $5 million of its Series A Preferred Stock pursuant to Regulation Crowdfunding of the Securities Act (the “Regulation CF Offering”) to sell up to 1,000,000 shares of Series A Preferred Stock, convertible into shares of Class A Common Stock, at a price of $5.00 per share. On December 15, 2022, the company commenced an offering of up to $5 million of its Series A Preferred Stock pursuant to Regulation D of the Securities Act (the “Regulation D Offering”) to sell up to 1,000,000 shares of Series A Preferred Stock, convertible into shares of Class A Common Stock, at a price of $5.00 per share. On May 24, 2023, the company increased the price per share in each offering to $5.45. The net proceeds of these concurrent offerings will be used to scale our operations to meet expanding sales demand, invest in the development of our products and disruptive technology, modernize our manufacturing facilities and production lines to scale current and next generation aircraft, aftermarket service expansion, and capturing additional market share, and build working capital reserves. As of June 30, 2023, the company sold 669,602 shares of Series A Preferred Stock in the Regulation A Offering, the Regulation CF Offering and Regulation D offerings, for net proceeds of $3,028,722. Subsequent to June 30, 2023, the company has sold 69,086, 26,938 and 20,907 shares of Series A Preferred Stock in the Regulation A Offering, the Regulation CF Offering, and Regulation D Offering, respectively, for total proceeds of $589,951.

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Inventory

As of December 31, 2022, the company held $16,895,253 in net inventory. During the six-month period ending June 30, 2023 the company increased net inventory by an additional $109,861 to $17,005,114, an increase of less than 1%. Hence, a portion of cash reserves were deliberately converted to inventory, as inflationary protection for anticipated purchase goods and material costs escalation during 2022 and 2023.

Liabilities

The company has a line of credit with AFC Financial Services, LLC with a maximum borrowing limit of $2,000,000. Interest accrues at WSJP, plus 1.00%. The maturity date is March 18, 2024 and the line is secured by company owned aircraft inventory. The outstanding balance as of December 31, 2022 and at June 30, 2023 was $420,000. The interest expense incurred by the company for the year ended December 31, 2022 was approximately $20,000 and for Interim 2023 was approximately $18,800. Additionally, the company had a promissory note payable with Wells Fargo Bank for $430,915 as of December 31, 2022 which was repaid in full on June 1, 2023. In 2021, the company entered into a promissory note with Susan Richmond for $809,124. The loan matures in December 2031 and accrues interest at 4.25%. The outstanding balance on the loan was $809,124 at December 31, 2022 and at June 30, 2023 was $772,969. Finally, the company entered into another promissory note with Susan Richmond on May 25, 2023 for $394,729. The maturity date is January 5, 2026 and accrues interest at 5.0%.

Real Property Leases

The company rents hangar and office space from the principal stockholder of Cub Crafters, Inc. Terms of the lease agreement call for monthly payments of $6,000 for the office space and $6,987.63 for the hangar. The agreement matures January 2029. The company expects to pay $156,000 per year over the course of the Agreement.

The company entered into a third-party building lease which ends in March 2027. Total rent expense for this lease was approximately $209,000 for the year ended December 31, 2022 and for Interim 2023 was

$107,316.

Future minimum rental payments under all non-cancelable operating leases are as follows:

Year ended December 31:

2023	$188,695
2024	384,936
2025	392,635
2026	400,588
2027	409,000
Thereafter	4,839,022

$6,614,876

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Finance Leases

During the six months ended June 30, 2023, the company had leased equipment under non-cancelable master lease agreements. Per the lease agreements, the company will own the equipment at the end of the lease.

The future minimum payments on the capital lease obligations are as follows:
Amount as of June 30, 2023

2022	$229,183
2023	256,604
2024	247,073
2025	226,644
2026	219,352
2027	195,074
Total capital lease	1,373,930

Less: Interest expense	(179,985)
Total capital lease obligation	1,193,945
Less: current portion	(217,724)
Capital lease – long term	$976,221

The interest expense incurred by the company during Interim 2023 was approximately $20,000.

Grant Income

The company received no grant income during Interim 2023.

Trend Information

•

As a result of productivity gains and slight softening in the sales demand, order backlog was reduced from approximately 24 months to 19 months as of June 30, 2023. General Aviation Manufacturers Association (GAMA) reported piston powered aircraft shipments through the second quarter of 2023, when compared to the same period in 2023, increased 11.4%.*

•

Through a collaboration with Rotax engines, launching their brand new 916is engine, the company announced a new aircraft model denoted the Carbon Cub UL, intended to expand international sales. A prototype was built and displayed at the Sun ‘N Fun air and trade show in April, 2023. Multiple orders were received and dealer demonstration aircraft will commence production in September, 2023, with first customer deliveries scheduled for the first quarter of 2025.

•

Average total employment increased from approximately 200 as of June 30, 2022 to 220 as of June 30, 2023, primarily intended to increase throughput in composites fabrication center, final assembly and completion operations to bring increased annual production. Adversely, on-time delivery performance from key suppliers was as low as 24% for landing gear, engines, propellers, and various system components during the period, thereby impeding assembly production operations.

•

Continually extended supplier lead times, and arising supply interruptions, necessitated higher product purchase quantities than desired for lean operations. Hence, increased inventory levels were necessitated for production supply, similar to what was required to endure post-pandemic conditions. While critical 2022 engine shortages with one vendor have been corrected, other key powerplant providers have been delivering merely 40% of orders on time, which has also resulted in production delays.

•

Rapid inflation continues, driving higher COGS and reducing income margins. Across the board cost inflation of purchased materials and goods has ranged on average from 5% to 21%, continuing the trend from the previous year.

•

The company intends to further prioritize growth and throughput of its aftermarket repair service profit centers, which has maintained a backlog of major repair and alteration orders. Additionally, production operation efficiency gains through automation and tooling improvements are in process.

•

New product development and R&D projects are continuing. Among them, the company obtained a patent for new technology utilizing electric motors, batteries, and leading-edge wing devices that could significantly decrease takeoff and landing distances for aircraft. NASA has granted two rounds of research funding through the SBIR/STTR programs to support ongoing development. Flight testing completed in June, 2023 yielded promising results, which is expected to lead to further development and fundraising opportunities.

* General Aviation Manufacturers Association, General Aviation Aircraft Shipment Report 2023 Second Quarter. Rue de la Loi 67 | Brussels 1040 | Belgium 1400 K Street NW, Suite 801 | Washington, DC 20005 | USA

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The directors, executive officers, and significant employees of the company as of the date of this filing are as follows:

Name	Position	Age	Date Appointed	Term of Office	Part Time / Full Time

Directors

Susan Richmond	Director	69	2021	Indefinite	Part Time
Patrick Horgan	Director	56	2021	Indefinite	Full Time
Bradley Damm	Director	52	2021	Indefinite	Full Time

Officers
Patrick Horgan	President and CEO	56	President – 2018 CEO – 2021	Indefinite	Full Time
Bradley Damm	Vice President and Sales	52	VP Sales – 2018 VP Corporate – 2021	Indefinite	Full Time
Richard Johnson	Director of Finance	75	Director of Finance - 2022	Indefinite	Full Time
Justin Jansky	Secretary	36	Secretary – 2022	Indefinite	Full Time

Business Experience of Executive Officers

Patrick Horgan, President, Chief Executive Officer, and Director.

Patrick Horgan has been the company’s President since 2018 and its CEO since 2021, overseeing all OEM operations. Prior to his role as President, Mr. Horgan was the company’s Vice President/Director of Engineering & Product Development from 2015 to 2018 when he led the FAA Part 23 type certificate approval and production certificate approval of CubCrafters’ newest flagship, the XCub, as well as the latest model generation of the Carbon Cub. Horgan also directed the breakthrough certification that authorized the use of experimental avionics in FAA-certified production aircraft, a first in aviation history. Horgan brings over 30 years’ aircraft development and manufacturing experience in General Aviation, Commercial, and Military industries. Prior to service at the company, he was the General Manager at WACO Classic Aircraft Corporation in Battle Creek, Michigan and was the commercial aircraft manager of the Boeing 777 wheel and brake program for Goodrich Aerospace in Troy, Ohio. He was also a designer on the F/A-18 Super Hornet at McDonnell Douglas (now Boeing) in St. Louis, Missouri. Horgan holds degrees in aeronautical and astronautical engineering from the University of Illinois, and a certificate in Disruptive Strategy from Harvard Business School. He serves as a member of the Board of Directors of the General Aviation Manufacturers Association and on ASTM aircraft standards committees.

Bradley Damm, Vice President, Sales, and Director.

Brad Damm is Vice President at CubCrafters. He has overseen CubCrafters’ sales, marketing, and brand management operations since 2018. Since first joining CubCrafters in 2013, Brad has served as Factory Direct Sales Manager, the Director of Sales Support, the Global Director of Sales, and the Vice President of Sales and Marketing. During his tenure, the company has seen new sales records year after year across all of CubCrafters new aircraft and kit product lines, and the CubCrafters brand has risen to new levels of awareness and respect with aviation consumers worldwide. Prior to joining the company, Brad served for over 10 years as the Business Development Manager for one of the largest commercial concrete contractors in the Pacific Northwest, driving the sales and revenue growth that allowed the company to expand from a few dozen to hundreds of employees.

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Susan Richmond, Director

Susan Richmond serves on the Board of Directors for Cub Crafters, Inc. She has served in the position of Director from October 2021 to present. Susan Richmond, wife of company founder Jim Richmond, has been a successful entrepreneur and small business owner herself over the last 22 years. She has owned and operated Inklings Bookshop in the Yakima Valley since 2000. Her leadership experience includes serving on the American Booksellers Association Advisory Board and the Pacific Northwest Booksellers Association Board of Directors. She has also served on a local private school board and as President of a retail merchant association board. Susan Richmond attended Central Washington State University, Yakima Valley College, and Moody Bible Institute.

Richard Johnson, Director of Finance and Treasurer.

Rick Johnson is the Director of Finance at CubCrafters and has been with the company since 2017. He has 27 years of previous experience as controller and CFO for fruit packing and timber operations in the Pacific Northwest. He holds a Bachelor of Science in Business Administration from Central Washington University.

Justin Jansky, Administrative Manager and Secretary

Justin Jansky is the Administrative Manager at CubCrafters. He joined the company in 2015 and has a demonstrated history of successful collaboration on major FAA type certification projects in the general aviation industry, specifically under 14 CFR Parts 21 and 23. He is responsible for process management, document control, facilitating FAA certification processes, coordination with FAA delegates and documenting compliance testing. He holds a bachelor’s degree in technology and applied design.

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COMPENSATION OF DIRECTORS AND OFFICERS

For the fiscal year ended December 31, 2022 compensation of our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Patrick Horgan	President, CEO and Director	$375,384	0	$375,384
Bradley Damm (1)	Vice President, Sales and Director	$184,059	0	$184,059
Richard Johnson	Director of Finance and Treasurer	$89,976	0	$89,976

For the fiscal year ended December 31, 2022, we did not pay our directors as a group for their service as directors. There are three directors in this group.

(1)	As of December 31, 2022, Mr. Damm also has $322,772 in deferred income that has been accrued but has not yet been paid.

Pursuant to the company’s compensation award plan, which is filed as Exhibit 6.1 to the offering statement of which this Offering Circular forms a part, the company is authorized to issue shares of the company’s Class A or Class B Common Stock to certain employees of the company as determined by the Board of Directors. The number of shares issued under the plan to each participant will be determined by the Board of Directors.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of October 31, 2023, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 5% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 5% of any class of our capital stock.  Unless otherwise indicated, the address of all listed shareholders is c/o Cub Crafters, Inc., 1918 S. 16th Ave, Yakima, WA 98926.

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percentage of Class
Susan Richmond	Class B Common	26,100,000	0	90%

Patrick Horgan	Class B Common	1,450,000	0	5%

Bradley Damm	Class B Common	1,450,000	0	5%

All executive officers and directors (5 people in this group)	Class B Common	29,000,000	0	100%

Susan Richmond	Series A Preferred	822,889	0	46.3%

Patrick Horgan	Series A Preferred	45,720	0	2.6%

Bradley Damm	Series A Preferred	50,000		2.8%

All executive officers and directors (5 people in this group)	Series A Preferred	918,609	0	51.7%

41

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In May of 2023 the company entered into a promissory note with Susan Richmond for $394,729. The loan matures January 5, 2026 and accrues interest at 5% payable in monthly installments.

The company leases office and manufacturing space from Richmond Real Estate located at 1918 and 1920 South 16th Avenue, Yakima, WA 98903. The company leases approximately 29,000 square feet and 12,270 square feet, respectively. Terms of the agreement call for monthly payments of $12,988. The agreement matures January 2029. The company expects to pay $155,856 per year over the course of the agreement. The airport land these buildings occupy are leased to the company by Richmond Real Estate. Richmond Real Estate holds the land leases with the Yakima Air Terminal – McAllister Field. Richmond Real Estate is owned by Susan Richmond, the majority shareholder and a director of the company.

The company leases a manufacturing and aircraft completion center space from Richmond Real Estate, located at 2035 Airport Lane, Yakima, WA 98903. The Completion Center is 11,265 square feet. Richmond Real Estate is a real estate purchasing and holding company owned by Susan Richmond, our majority shareholder and a director of the company.

The company has a Promissory Note with Susan Richmond for $809,124.00. The promissory note matures on December 31, 2031. Interest accrues under the loan at 4.25% per annum and terms are 10 years with 1 year interest only and no prepayment penalty. If the company successfully completes an offering and raises sufficient funds the note is repayable in full, at the board’s discretion. If sufficient proceeds are not raised the loan is repayable from January 1, 2023 in monthly installments over nine years. What constitutes sufficient proceeds has not been defined by the company or the note holder.

The company transfers funds to Cub Crafters DISC, Inc., a company owned and controlled by Susan Richmond, our principal shareholder and a director, which acts as an interest charge domestic international sales corporation (“IC‐DISC”) structure for receiving commissions on the company’s export sales based on the greater of 50% of net income on sales of qualified export property or 4% of gross receipts from sales of qualified export property. No commissions were paid to this entity in 2021 but commissions were paid in 2020 and 2019.

The company’s directors have authorized the use of a portion of the proceeds to be used by the company to purchase certain (some or all) real property currently leased by the company and owned by Richmond Real Estate, a company owned and controlled by Susan Richmond, a director of the company and our largest shareholder, if enough funds are raised. The company’s board has discretion to determine at what point the company has received sufficient proceeds to pursue and close on the purchase of this property or whether to pursue such purchase at all. Terms of such purchase, including purchase price, have not been agreed to.

42

SECURITIES BEING OFFERED

The company is offering a maximum of 9,050,000 and the selling shareholders are offering a maximum of 950,000 shares of Series A Preferred Stock at a price of $5.45 per Share. Except as otherwise required by law, the company’s Bylaws, its Certificate of Incorporation, or its Company Resolutions, each share of Series A Preferred Stock shall have 1 vote per share. The Shares of Series A Preferred Stock, when issued, will be fully paid and non-assessable.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the offering statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, which are filed as exhibits to the offering statement of which this Offering Circular forms a part, and applicable provisions of the Delaware law.

Immediately following the completion of this offering, our authorized capital stock will consist of 40,000,000 shares of Class A Common Stock, $0.0001 par value per share, 33,000,000 shares of Class B Common Stock, $0.0001 par value per share, and 10,050,000 shares of Series A Preferred Stock, $0.0001 par value per share. As of October 31, 2023, the company has 29,000,000 shares of Class B Common Stock and 1,775,429 shares of Series A Preferred Stock issued and outstanding.

Series A Preferred Stock

Voting Rights

Holders of the Series A Preferred Stock are entitled to one vote on all matters brought before the shareholders, including the election of directors.

Dividend Rights

The holders of the Series A Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of our Common Stock, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any senior Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock and Preferred Stock as if they were a single class.

Conversion Rights

Each share of Series A Preferred Stock shall be convertible into shares of the company’s Class A Common Stock (i) at any time after the date of issuance at the option of the holder of such share, or (ii) shall automatically convert into shares of Class A Common Stock immediately upon the earlier of (a) the closing of the company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, resulting in gross proceeds of at least $150,000,000 and the shares of Common Stock are listed on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market, or (b) the date or the occurrence of an event, specified by the holders of a majority of the then outstanding shares of Series A Preferred Stock. As of the date of this Offering Circular, the holders of a majority of the outstanding shares of Series A Preferred Stock have not specified any events that would result in conversion of such shares into shares of our Common Stock.  The rate of conversion as of the date of this offering is 1:1, subject to adjustments upon the issuance of additional shares of Common Stock as more fully described in our Amended and Restated Certificate of Incorporation.

43

Common Stock

Class A Common Stock and Class B Common Stock (together, “Common Stock”) have the same rights, except with respect to voting and the potential conversion of Class B Common Stock into shares of Class A Common Stock as described below.

Voting Rights

Each share of Class B Common Stock has eight votes on all matters brought before the shareholders. Each share of Class A Common Stock has one vote on all matters brought before the shareholders.

Election of Directors

The holders of the Common Stock, together with the holders of the Series A Preferred Stock, are entitled to elect, remove and replace all directors of the company.

Dividend Rights

The holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any senior Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock

Conversion of Class B Common Stock upon Transfer

The Class B Common Stock will automatically convert into one share of Class A Common Stock: (a) on the affirmative election of a holder of Class B Common Stock; or (b) on the occurrence of a transfer of such share of Class B Common Stock, other than a Permitted Transfer. A Permitted Transfer means a transfer of Class B Common Stock (A) by a holder of Class B Common Stock to (i) the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such stockholder, or (ii) any entity defined as a Permitted Entity in the Amended and Restated Certificate of Incorporation, or (B) by a Permitted Entity of a holder of Class B Common Stock to (i) such holder of Class B Common Stock or one or more family members of such holder of Class B Common Stock, or (ii) any other Permitted Entity of such holder of Class B Common Stock; or (C) that is approved by the Board.

Transfer Restrictions

There are no transfer restrictions on shares of Class B Common Stock, except that upon transfer such shares will be converted into shares of Class A Common Stock unless the transfer is a Permitted Transfer as described in the preceding paragraph.

Uncertificated Securities

All of the Common and Preferred Stock are, or would be upon issuance, uncertificated. The company will maintain at its principal headquarter offices a list of each shareholder of the company, including number of Common and Preferred Stock held by such shareholder and other relevant contact information of each shareholder.

No Trading Market

Our Common Stock is not traded on a national exchange. There is no market for our Common Stock.

44

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months while this Offering is open, we will file a post-qualification amendment to the offering statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

45

Consolidated Financial Statements and Notes

Cub Crafters, Inc.

January 1, 2023 to June 30, 2023

46

CUB CRAFTERS, INC

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,293,836	$8,026,052
Accounts receivable, net of allowance for doubtful accounts	1,551,321	1,040,117
Costs and estimated earnings in excess of billings on uncompleted contracts	1,313,811	991,914
Employee retention credits receivable	-	2,500,023
Inventories	17,005,114	16,895,253
Income tax receivable	-	60,390
Prepaid expenses & other assets	416,258	127,265
TOTAL CURRENT ASSETS	25,580,340	29,641,014

LONG TERM ASSETS
Property and equipment, net	1,626,494	1,405,343
Intangible asset, net	294,806	309,806
Right of use assets – finance lease	1,409,337	1,066,260
Right of use assets – operating lease	2,759,752	2,956,972
Deferred income tax asset	-	13,174
TOTAL ASSETS	$31,670,729	$35,392,569

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$1,267,699	$2,037,850
Accrued liabilities	1,950,828	1,201,729
Customer deposits	12,087,655	14,440,869
Costs and estimated earnings in excess of billings on uncompleted contracts	-	1,694,978
Line of credit	420,000	420,000
Finance leases, current portion	201,485	239,905
Notes payable, current portion	234,008	107,729
Lease liabilities, current portion	469,005	356,805
TOTAL CURRENT LIABILITIES	16,630,680	20,499,865

LONG TERM LIABILITIES
Finance leases, net of current portion	727,034	810,897
Notes payable, net of current portion	-	323,186
Lease liabilities, net of current portion	2,611,113	2,609,360
Deferred income tax liability	-	-
Related party note payable	958,691	809,124
TOTAL LIABILITIES	$20,927,518	$25,052,432

STOCKHOLDERS’ DEFICIT
Series A Preferred stock, par value $.0001, 10,000,000 authorized, 1,669,602 and 1,301,034, issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	$168	130
Common stock-Class B, $0.0001 par value, 33,000,000 shares authorized, 29,000,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	2,900	2,900
Preferred stock, value	-	-
Additional paid-in capital	3,778,270	2,087,044
Retained earnings	6,961,873	8,250,063)
TOTAL STOCKHOLDERS’ DEFICIT	10,743,211	10,340,137)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$31,670,729	$35,392,569

See notes to the unaudited consolidated financial statements.

47

CUB CRAFTERS, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the six months ended
	June 30,
	2023	2022
Net sales	$18,095,217	$15,287,837
Cost of sales	13,873,163	11,278,547
Gross profit	4,222,054	4,009,290

OPERATING EXPENSES
Salaries and wages	1,232,169	1,409,546
General and administrative expenses	3,482,502	1,460,031
Research and development	331,319	528,492
Rent	250,280	223,046
Depreciation and amortization	165,000	130,524
Warranty	14,057	67,097
Total Operating Expenses	5,475,327	3,818,736

INCOME FROM OPERATIONS	(1,253,273)	190,554

OTHER INCOME (EXPENSE)
Interest income	87,577	7,638
Interest expense	(65,135)	(32,394)
Grant income	-	-
Other expense, net	(57,359)	15,611
Total Other Expense, net	(34,917)	(9,146)

(Loss) income from operations before income taxes	(1,288,190)	181,409

INCOME TAXES	-	(39,868)
NET (LOSS) INCOME	(1,288,190)	141,541

NET (LOSS) INCOME PER SHARE OF COMMON STOCK	$(0.04)	$2.83

WEIGHTED AVERAGE NUMBER OF COMMON STOCK	30,457,709	50,000

See notes to the unaudited consolidated financial statements.

48

CUB CRAFTERS, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(UNAUDITED)

For the six months ended June 30, 2023

	Series A Preferred Stock		Common Stock		Common Stock – Class B		Additional		Total Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid-in Capital	Accumulated Deficit	Equity (Deficit)

Balance, December 31, 2022	1,301,034	$130	29,000,000	$2,900	-	$-	$2,087,044	$8,250,063	$10,340,137

Reg A offering – Series A preferred stock, net of issuance costs	260,435	27	-	-	-	-	1,343,043	-	1,343,070

Reg D offering – Series A preferred stock, net of issuance costs	88,611	9	-	-	-	-	443,046	-	443,055

Reg CF offering – Series A preferred stock, net of issuance costs	19,522	2	-	-	-	-	90,586	-	90,588

Issuance costs	-	-	-	-	-	-	(185,449)	-	(185,449)

Net loss period for the six months ended June 30, 2023	-	-	-	-	-	-		(1,288,190)	(1,288,190)

Balance, June 30, 2023	1,669,602	$168	29,000,000	$2,900	-	-	$3,778,270	$6,961,873	$10,743,211

For the six months ended June 30, 2022

	Series A Preferred Stock		Common Stock		Common Stock – Class B		Additional		Total Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid-in Capital	Accumulated Deficit	Equity (Deficit)

Balance, December 31, 2021	-	$-	-	$-	50,000	$5,000	$747,614	$5,728,851	$6,481,465

Net income period for the six months ended June 30, 2022	-	-	-	-	-	-		141,541	141,541

Balance, June 30, 2022	-	$-	-	$-	50,000	$5,000	$747,614	$5,870,392	6,623,006

See notes to the unaudited consolidated financial statements

49

CUB CRAFTERS, INC

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the six months ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,288,190)	$141,541
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	165,000	130,524
Deferred taxes	13,174	-
Bad debt expense	(172,173)	-
Increase (decrease) in cash due to changes in:
Accounts receivable	(339,031)	(843,560)
Costs and estimated earnings in excess of billings on uncompleted contracts	(321,897)	-
Employee retention credits granted	2,500,023	-
Inventories	(109,861)	(5,501,392)
Prepaid taxes	60,390	-
Prepaid expenses and other assets	(288,993)	(252,348)
ROU assets – operating lease and lease liabilities, net	311,173	-
Accounts payable	(770,151)	689,552
Accrued liabilities	749,099	(297,700)
Billings in excess of cost and estimated earnings on uncompleted contracts	(1,694,978)	-
Customer deposits	(2,353,214)	1,320,987
Net cash (used in) provided by operating activities	(3,539,629)	(4,612,396)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(714,228)	25,509
Purchase of intangible assets	-	-
Net cash (used by) investing activities	(714,228)	25,509

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on finance leases	(122,283)	(130,451)
Proceeds from Reg A Series A Preferred stock offering	1,343,070	-
Proceeds from Reg D Series A Preferred stock offering	443,055	-
Proceeds from Reg CF Series A Preferred stock offering	90,588	-
Stock issuance costs	(185,449)	-
Payments on notes payable	(196,907)	-
Line of credit	-	275,000
Proceeds from related party notes	394,729	-
Payments on related party note	(245,162)	(40,230)
Net cash (used by) provided by financing activities	1,521,641	104,319

NET INCREASE (DECREASE) IN CASH	(2,732,216)	(4,482,569)

CASH - Beginning of period	8,026,052	9,907,586
CASH - End of period	$5,293,836	$5,425,017

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Payment of interest in cash	$-	$-
Payment of income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Operating lease right of use asset and liability recorded on adoption of ASC 842	$-	$-

See notes to the unaudited consolidated financial statements

50

CUB CRAFTERS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2023

Note A – Organization and Description of Business

The consolidated financial statements include the accounts of Cub Crafters, Inc.: Cub Crafters Group, LLC; Cub Crafters Services, LLC; Cub Crafters Resale, LLC and Cub Crafters Avionics, LLC. (together the Company).

•	Cub Crafters Group is a wholly owned subsidiary manufacturer of certified and light sport aircraft, aircraft kits, and parts.

•	Cub Crafter Services, LLC, a wholly owned subsidiary, which repairs and rebuilds aircraft and related parts.

•	Cub Crafters Avionics, LLC, a wholly owned subsidiary, provides testing and certification on aircraft instruments.

•	Cub Crafters Resale, LLC, a wholly owned subsidiary, purchases and sells used aircraft.

All activities related to Cub Crafters Services, LLC were recorded on Cub Crafters, Inc. Cub Crafters DISC, Inc., an affiliated entity receives commissions on behalf of Cub Crafters, Inc., for international sales. The principal place of business for the Company is located in Yakima, Washington. All significant intercompany transactions have been eliminated.

Note B – Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements and related notes include the Company and its wholly owned subsidiaries as discussed in Note A. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards Adopted

Effective January 1, 2022, the Company adopted the new lease accounting guidance in Accounting Standards Update No. 2016-02, Leases (Topic 842). The Company has elected the package of practical expedients permitted in Accounting Standards Codification (“ASC”) 842. Accordingly, the Company accounted for its existing capital leases as finance lease wherein the related leased assets with carrying value of approximately $858,569 were reclassified out of property and equipment and transferred to right-of-use asset on January 1, 2022 (see Note H). Meanwhile, the Company accounted for its existing operating lease as an operating lease under the new guidance, without reassessing (a) whether the contract contains a lease under ASC 842, (b) whether classification of the operating lease would be different in accordance with ASC 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2021) would have met the definition of initial direct costs in ASC 842 at lease commencement. As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2022 (a) a lease liability of approximately $3,300,000, which represents the present value of the remaining lease payments of approximately $3,800,000, discounted using the risk-free rate of 1.79%, and (b) a right-of-use asset ("ROU") approximately of $3,300,000 (see Note K).

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains substantially all its cash and cash equivalents at two financial institutions. At times, cash may be in excess of FDIC insurance limits, typically $250,000. As of June 30, 2023 and December 31, 2022, cash balances exceeded FDIC insurance limits by approximately $5,043,836 and $7,776,052 respectively. The Company has not experienced any losses in such accounts and does not believe that it is exposed to significant risks from excess deposits.

51

Note B – Significant Accounting Policies (continued)

Accounts Receivable, Net

The majority of the Company’s revenue is generated on a prepayment basis, the Company provides limited credit in the normal course of business to selected customers who are primarily located in the United States. Credit is extended based on an evaluation of the customer's financial condition and, generally, collateral is not required. Customers are billed in accordance with contractual terms as work progresses. Generally, billed receivables are due within 30 days.

Billings that are outstanding longer than the contractual terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time billings are past due, previous loss history, the customer's ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible. As of June 30, 2023 and December 31, 2022, there was an allowance for doubtful accounts of approximately $169,280 and $342,000 respectively.

Inventories, Net

Inventories are stated at the lower of cost or net realizable value. Work in progress costs is stated at costs incurred to date. Finished goods inventories include material, labor, and manufacturing overhead costs. The Company writes down inventory for excess, slow moving and obsolete inventory. There were no reserves recorded as of June 30, 2023 and December 31, 2022.

Property and Equipment, Net

Property, equipment, and leasehold improvements are capitalized and recorded at cost, less accumulated depreciation and impairment charges, if any. Depreciation is provided for on a straight-line basis over the estimated useful lives of the property and equipment or the lease term, whichever is shorter. Repairs and maintenance costs are charged to operating expense as incurred, unless it is determined by the Company to extend the life of the fixed asset, at which time the amount would be capitalized and amortized over the useful life of the asset or the estimated remaining life of the asset, whichever is shorter.

Intangible Assets, Net

Intangible assets, including acquired purchased contracts, are recorded at cost and are depreciated using the straight-line method over a period of ten years. These are reviewed for impairment annually in accordance with impairment of long lived assets policy noted below.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and intangible assets are tested for impairment when events or circumstances indicate that the carrying amount of the asset group that includes those assets is not recoverable. An assets group is the lowest level for which its cash flows are independent of the cash flows of other assets groups. The carrying value of an assets group is not considered recoverable if the carrying value exceeds the sum of the undiscounted cash flows expected to result from the uses and eventual disposition of the asset group. The impairment loss is measured by the difference between the carrying value of the asset group and its fair value. The Company did not recognize any impairment loss during the six months ended June 30 and the year ended December 31, 2022.

52

Note B – Significant Accounting Policies (continued)

Revenue Recognition

All revenues are recorded in accordance with ASC Topic 606, Revenue from Contracts with Customers. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company recognizes revenue from the following:

Kit Aircraft - sales in which a customer can build an aircraft in his own facility in which various component kits relative to a certain portion of the plane, such as fuselage kit, wing kit, engine kit, etc. are available. All kit orders are prepaid, which are recorded as customer deposits. Once a kit order is fulfilled the Company bills the customer against their deposit, ships the kit and recognizes the revenue accordingly. In some instances, customers will request assistance in building these kit planes for which there is a recognition of revenue at the time of shipment.

Builder Assist – these are orders for customized planes which are built entirely in the Company’s facility in which the customer is required to complete a minimum of 51% of a prescribed list of assembly tasks themselves. The customer is required to make a deposit of $67,000 at the time of placing the order, which will hold a given position on the production calendar (often up to 24 months out). Prior to commencement of the build the customer is required to deposit the final cost of the plane, less the initial deposit and $20,000 final payment that is considered a progress payment. Once the plane has been granted a certificate of air worthiness the Company bills the customer against their deposit for the cost of the plane at which time revenue is recognized in full. Additionally, the Company accrues revenues over time as performance steps are satisfied. The Company measures its progress to completion for at each month end based on the stage of completion for each order. The Company’s timing of revenue recognition may not be consistent with its rights to bill and collect cash from its clients. Those rights are generally dependent upon contract language. The Company’s accounts receivable represents amounts billed to the customer that have yet to be collected and represent an unconditional right to cash from the customer. Contract assets represent the amount of contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the consolidated balance sheet date. Contract liabilities represent billings as of the consolidated balance sheet date, as allowed under the terms of the contract, but not yet recognized as contract revenue pursuant to the Company’s revenue recognition policy.

Certified Aircraft – these are aircraft built entirely at the Company’s facility and built entirely by Company employees. The customer is required to make a deposit of $67,000 at the time of placing the order which will hold a given position on the production calendar (often up to 24 months out). The customer is required to make a progress payment of $100,000 at the midpoint of the manufacturing process.

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Note B – Significant Accounting Policies (continued)

Revenue Recognition (continued)

These planes upon completion must pass certification for the FAA Type Certificate for the given model of plane. The Company recognizes revenues over the production period as performance steps are satisfied. The Company measures its progress to completion at each month’s end based on the stage of completion for each order. The Company’s timing of revenue recognition may not be consistent with its rights to bill and collect cash from its clients. Those rights are generally dependent upon contract language. The Company’s accounts receivable represents amounts billed to the customer that have yet to be collected and represent an unconditional right to cash from the customer. Contract assets represent the amount of contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the consolidated balance sheet date. Contract liabilities represent billings as of the consolidated balance sheet date, as allowed under the terms of the contract, but not yet recognized as contract revenue pursuant to the Company’s revenue recognition policy.

Parts – are generally sold prepaid with the exception of dealer sales. Revenue is recognized at point of sale.

Services and Repairs – Revenue is recognized at completion. Deposits are generally required on larger jobs.

Revenue was broken down as follows for the six months ended June 30:

	2023	2022
Aircraft	$11,360,264	$9,636,747
Pre-packaged kits sales	3,356,239	2,928,872
Parts/ Services /Used Aircraft	3,378,714	2,722,218
	$18,095,217	$15,287,837

Concentration of Credit Risk

The Company’s five largest dealers accounted for 41% of revenues during the six months ended June 30, 2023. Of that amount 36% represented Builder Assist, meaning the dealers had deposits on production positions, which they in turn sold to the end customers for their own build, in essence acting as a middleman. As all aircraft are sold on a prepaid basis there is limited credit risk.

Kit sales are sold on a prepaid basis, as are parts with the exception of dealers. Dealers accounted for 38% of total receivables of June 30, 2023, with the bulk of the receivables on delayed aircraft payment pending delivery status.

Income Taxes

The Company is a C-Corp and accounts for income taxes, whereby deferred income taxes are recorded based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received or liabilities are settled. In evaluating the Company's ability to recover the deferred tax assets within the jurisdiction from which they arise, management considers all available positive and negative evidence and establishes a valuation allowance if necessary to reduce the deferred tax assets to their expected net realizable value.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit for tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Increases or decreases to the unrecognized tax benefits could result from management's belief that a position can or cannot be sustained upon examination based on subsequent information or potential lapse of the applicable statute of limitation for certain tax positions. On June 30, 2023 and December 31, 2022, the Company determined it did not have any uncertain tax positions.

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Note B – Significant Accounting Policies (continued)

Income Taxes (continued)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2022 and June 30, 2023, the Company has no provisions for interest or penalties related to uncertain tax positions.

IC-DISC Credit

Cub Crafters DISC, Inc. is an IC-DISC. An IC-DISC is a separate entity that earns a commission on the operating entity’s export sales based on the greater of 50% of net income on sales of qualified export property, or 4% of gross receipts from sales of qualified export property. The Company elected to not record this commission for the year ended December 31, 2022 and will likely do so again in 2023.

Grant Income

For each of the year ended December 31, 2022, the Company received approximately $261,000 of grant income from the Department of Transportation’s Aviation Manufacturing Jobs Protection Program (“AMJP”). Under this COVID program they provide funding to eligible businesses, to pay up to half of their compensation costs for certain categories of employees, for up to six months. The Company applied for and was awarded $521,998 of which 50% ($260,999) was received in September 2021 and the other 50% ($260,999) was received in November 2022. No grant income was received for the six months period ending June 30, 2023.

Note C – Inventories

The components of inventories for as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023	Dec 31 2022
Parts and raw materials	$9,568,950	$9,913,946
Work in-process	3,620,023	3,215,730
Finished goods	$3,816,141	$3,765,579
	17,005,114	16,895,253

Note D – Property and Equipment, Net

Property and equipment consist of the following at June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022	Useful Life (Years)
Leasehold improvements	$1,427,914	$1,427,914
Machinery and equipment	3,546,803	3,213,128	3 - 10
Buildings	481,221	506,367	39
Office furniture and equipment	120,709	120,709	3 - 10
Automobiles and trucks	199,681	137,059	3 - 10
	5,776,328	5,405,117
Less: Accumulated depreciation	(4,149,834)	(3,999,834)
	$1,626,494	$1,405,343

During the six months ended June 30, 2023 and June 30, 2022, the Company recorded depreciation expenses of approximately $150,000 and $157,616.

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Note E – Intangible Assets

In 2022, the Company entered into an asset purchase agreement with a third-party seller for a total contract price of $300,000, which includes the seller’s rights, title, and interest in and to the intellectual property rights associated with the assets, which includes trade names, trademarks, trademark applications, patents, patents applications, copyrights and copyright applications.

The Company paid $50,000 and the outstanding balance of $25,000 is included as part of accounts payable in the accompanying consolidated balance sheet. As payment for the remaining balance, the Company agreed to pay the seller a royalty of $500 for each pair of aircraft skis sold and shipped starting the day after closing has occurred and assets are transferred until such time as the total amount of royalty payments made equals the remaining outstanding balance. The Company shall make royalty payments to the seller within 10 days following each fiscal quarter.

The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2023 were as follows:

	Useful life (years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Intangible assets- license	10	$311,000	$(16,194)	$294,806

Estimated amortization expense for each of the following five years is as follows:

Years ending December 31:
2023	$15,000
2024	30,000
2025	30,000
2026	30,000
2027	30,000
Thereafter	159,806
$294,806

Note F – Contract Accounting – Percentage of Completion – Costs Less Billings and Balance Sheet Categories by Period

Costs and estimated earnings on contracts in progress for jobs using percentage of completion method of revenue recognition consist of the following as of and for the six months ended June 30, 2023 and the year ended December 31, 2022:

	June 30, 2023	Dec 31, 2022
Cost incurred on uncompleted jobs	$1,963,415	$1,265,394
Estimated earnings	2,998,328	1,785,730
	4,961,743	3,051,124
Less: Billings to date	(3,647,932)	(3,577,844)
	1,313,811	(526,720)

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Note F – Contract Accounting – Percentage of Completion – Costs Less Billings and Balance Sheet Categories by Period (continued)

Included in the accompanying consolidated balance sheets for percentage of completion contracts under the following headings at June 30, 2023 and December 31, 2022:

	June 30, 2023	Dec 31, 2022
Costs and estimated earnings in excess of billings on uncompleted contracts	$1,313,811	$991,913
Billings in excess of costs and estimated earnings on uncompleted contracts	-	(1,518,633)
	$1,313,811	$(526,720)

Note G – Customer Deposits

Customer deposits are comprised of cash received throughout the sale and build process as outlined in the sales agreement. Deposits are comprised of production position advances and progress payments. Under the terms of the sales agreement, the customer deposits are non-refundable. The Company recognizes revenue associated with these deposits at the time of aircraft sale or forfeiture of the advances through customer notification. Customer advances on June 30, 2023 and December 31, 2022 were approximately $12,087,655 and $14,440,869, respectively.

Note H – Finance Leases

The Company had leased equipment under non-cancelable master lease agreements. Per the lease agreements, the Company will own the equipment at the end of the lease. The carrying values of the lease assets are reported in the accompanying June 30, 2023 consolidated balance sheet as right-of-use asset (ROU) – finance lease.

The future minimum payments on the capital lease obligations at June 30, 2023 are as follows:

Amount
2023	$138,527
2024	210,973
2025	201,442
2026	181,013
2027	173,721
Thereafter	162,879
Total finance leases	1,068,555
Less: Interest expense	(140,036)
Total finance leases	928,519
Less: current portion	201,485
Finance lease – long term	$727,034

The interest expense incurred by the Company for the six months ended June 30, 2023 was approximately $25,637. As of December 31, 2022, the Company recorded ROU asset – finance lease of $1,409,337 and total lease liability of $1,068,555 based on the weighted average interest rate of 5.5% implicit in those finance leases.

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Note I – Line of Credit

The Company has a line of credit with AFC Financial Services, LLC with a maximum borrowing limit of $2,000,000. Interest accrues at WSJP, plus 1.00%. The maturity date is May 18, 2024, and is secured by an aircraft inventory. The outstanding balance as of June 30, 2023 and December 31, 2022 was $420,000. The interest expense incurred by the Company for the six months ended June 30, 2023 and the year ended June 30, 2022 was approximately $18,803, and $6,058 respectively.

Note J – Notes Payable

The Company had a promissory note payable with Wells Fargo Bank with a principal balance as of June 30,2023 of $0. This obligation was subsequently reconveyed to a related party (See note M).

Note K – Operating Leases

The Company leases multiple buildings and facilities under non-cancelable operating lease agreements that expire at varying times through January 2045.

The Company also leases other fixed assets on short term or month-to-month leases, which are expensed as incurred.

As of June 30, 2023, the Company recorded a right-of-use asset (ROU) of $2,759,752 and total lease liability of $3,080,118, discounted using the average risk-free rate of 1.79% at lease inception.

The ROU asset for the six months ended June 30, 2023 is summarized below:

Operating lease ROU asset	$3,810,815
Less accumulated reduction	(1,051,063)

Balance of ROU asset	$2,759,752

Operating lease liability related to the ROU asset is summarized below:

Operating lease liability	$3,810,815
Reduction of lease liability	(730,697)
Total	$3,080,118

As of June 30, 2023, the minimum lease payments under these leases are as follows:

Remaining 2023	$457,536
2024	513,356
2025	517,801
2026	466,433
2027	265,376
Thereafter	1,308475
Total lease payments	3,528,977
Less: interest	(448,859)
Present value of lease payments	3,080,118
Less: current portion	469,005
Lease payments, net of current portion	$2,611,113

Total lease expense, including short term leases, for June 30, 2023 and 2022 was approximately $241,000 and $243,000, respectively.

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Note L – Commitment and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Note M – Related Parties

The Company rents hanger and office space from the stockholder of Cub Crafters, Inc. Terms of the agreement call for monthly payments of $12,988. The agreement matures January 2029. The Company expects to pay $155,856 per year over the course of the agreement (Note K).

In 2021, the Company entered into a promissory note with a shareholder for $809,124. The loan matures in December 2023 and accrues interest at 4.25%.

In May of 2023 the company entered into a promissory note with a shareholder for $394,729. The loan matures January 5, 2026 and accrues interest at 5% payable in monthly installments.

Note N – 401(k) Plan

The Company sponsors a 401(k) retirement plan (the Plan) for employees who meet certain eligibility requirements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the terms of the Plan, the Company matches 100% of the employee’s contributions up to 4% of the employee’s compensation. The Company’s matching contribution was approximately $172,000 and $137,091 for the six months ended June 30, 2023 and 2022, respectively.

Note O – Stockholder’s Equity

The classes of shares at June 30, 2023 were: Common Stock-Class A, Common Stock- Class B and Preferred Stock- Series A.

Common Stock- Class A and B - with a $.0001 par value,40,000,000 and 33,000,000 authorized, respectively. At June 30, 2023 and December 31, 2022, the Company had 0 Class A common stock and 29 million Class B common stock shares issued and outstanding, respectively.

In August 2022, pursuant to Board approval and restatement of the Company’s Articles of Incorporation, the Company authorized a conversion of existing common stock into 580 common stock- Class B and 20 Series A preferred stock for each then outstanding common stock owned. This resulted in the issuance of 1 million Series Preferred A stock and 29 million Class B common stock.

Series A Preferred Stock - with a $.0001 par value, 10 million shares authorized. At June 30, 2023, the Company had 1,669,602 shares issued and outstanding.

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Note O – Stockholder’s Equity (continued)

Liquidation preferences

Holders of Series A preferred stock shall be entitle to received out of the proceeds or assets of the Company available for distribution prior and in preference to any distribution to common stock holders at a value of $5 per share. Series A preferred stock is not redeemable at the option of the holder. The holders have the right to convert into common stock – Class A shares at the conversion price. The conversion price is noted is determined by dividing the number of common stock- Class A shares outstanding at the time by the Original Issue Price of $5, subject to certain adjustment conditions noted in the amended articles of incorporation. Each share of Series A preferred stock will automatically convert into Class A common stock upon the earlier of (i) the closing of an offering resulting in at least $150 million in proceeds or (ii) the date or occurrence of an event specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Series A preferred stock.

On November 3, 2022, the company commenced an offering of up to $50 million of its Series A Preferred Stock pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), (the “Regulation A Offering”) to sell up to 10,000,000 shares of Series A Preferred Stock, convertible into shares of Class A Common Stock, at a price of $5.00 per share. On December 15, 2022, the company commenced an offering of up to $5 million of its Series A Preferred Stock pursuant to Regulation Crowdfunding of the Securities Act (the “Regulation CF Offering”) to sell up to 1,000,000 shares of Series A Preferred Stock, convertible into shares of Class A Common Stock, at a price of $5.00 per share. On December 15, 2022, the company commenced an offering of up to $5 million of its Series A Preferred Stock pursuant to Regulation D of the Securities Act (the “Regulation D Offering”) to sell up to 1,000,000 shares of Series A Preferred Stock, convertible into shares of Class A Common Stock, at a price of $5.00 per share. On May 24, 2023, the company increased the price per share in each offering to $5.45. The net proceeds of these concurrent offerings will be used to scale our operations to meet expanding sales demand, invest in the development of our products and disruptive technology, modernize our manufacturing facilities and production lines to scale current and next generation aircraft, aftermarket service expansion, and capturing additional market share, and build working capital reserves. As of June 30, 2023, the company sold 669,602 shares of Series A Preferred Stock in the Regulation A Offering, the Regulation CF Offering and Regulation D offerings, for net proceeds of $3,028,722. Subsequent to June 30, 2023, the company has sold 45,285, 18,455 and 0 shares of Series A Preferred Stock in the Regulation A Offering, the Regulation CF Offering, and Regulation D Offering, respectively, for total proceeds of $320,600.

In the six months ended June 30, 2023, the Company issued 260,435 Series A preferred stock pursuant to a Regulation A offering and received net proceeds of $1,343,070. Offering costs included and netted against the proceeds were $185,449.

In the six months ended June 30, 2023 the Company issued 88,611 Series A preferred stock pursuant to a Regulation D offering and received proceeds of $443,055.

In the six months ended June 30, 2023 the Company issued 19,522 Series A preferred stock pursuant to a Regulation CF offering and received proceeds of $90,588.

Distributions

The Board of Directors may, from time to time, authorize a distribution to the stockholders of proceeds available for distribution in respect of Preferred Stock and Common Stock to be distributed to the members pro rata in proportion to their applicable stocks.

The Company shall not declare, pay or set aside any dividends on stocks of any other class or series of capital stock of the corporation (other than dividends on stocks of Common Stock payable in stocks of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding stock of Series A Preferred Stock in an amount at least equal to the dividend payable on each stock of such class or series determined, if applicable, as if all stocks of such class or series had been converted into Common Stock.

After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Series A Preferred Stock in proportion to the number of stocks of Common Stock that would be held by each such holder if all stocks of Series A Preferred Stock were converted to Common Stock.

Note P – Subsequent Events

There were no subsequent noteworthy events since June 30, 2023 through this date of November 29, 2023.

The Company has evaluated events and transactions for potential recognition or disclosure through November 29, 2023, the date that the financial statements were available to be issued.

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Consolidated Financial Statements and

Independent Auditor’s Report

Cub Crafters, Inc.

December 31, 2022 and 2021

61

Cub Crafters, Inc. Table of Contents

62

INDEPENDENT AUDITOR’S REPORT

To the Stockholders of Cub Crafters, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Cub Crafters, Inc. (a Washington corporation) (“the Company”), which comprise the consolidated balance sheets as of December 31, 2022, and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

McNAMARA and ASSOCIATES, PLLC CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

also d/b/a ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  2000 Banks Road, Suite 218 | Margate,  FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

63

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events considered in the aggregate that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

May 1, 2023

McNAMARA and ASSOCIATES, PLLC CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

also d/b/a ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  2000 Banks Road, Suite 218 | Margate,  FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

64

Cub Crafters, Inc.
Consolidated Balance Sheets
As of December 31, 2022 and 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$8,026,052	$9,907,586
Accounts receivable, net of allowance for doubtful accounts	1,040,117	819,538
Costs and estimated earnings in excess of billings on uncompleted contracts	991,914	557,630
Employee retention credits receivable	2,500,023	-
Inventories	16,895,253	10,215,169
Income tax receivable	60,390	547,090
Prepaid expenses & other assets	127,265	336,909
Total current assets	29,641,014	22,383,922

Long-term assets:
Property and equipment, net	1,405,343	1,879,482
Intangible asset, net	309,806	10,358
Right of use assets - finance lease	1,066,260	-
Right of use assets - operating lease	2,956,972	-
Deferred income tax asset	13,174	-
Total long-term assets	5,751,555	1,889,840
Total assets	$35,392,569	$24,273,762

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,037,850	$1,316,957
Accrued liabilities	1,201,729	1,132,200
Customer deposits	14,440,869	11,657,783
Costs and estimated earnings in excess of billings on uncompleted contracts	1,694,978	1,287,745
Line of credit	420,000	145,000
Finance leases, current portion	239,905	215,177
Notes payable, current portion	107,729	129,756
Lease liabilities, current portion	356,805	-
Total current liabilities	20,499,865	15,884,618

Long-term liabilities:
Finance leases, net of current portion	810,897	672,586
Notes payable, net of current portion	323,186	389,269
Lease liabilities, net of current portion	2,609,360	-
Deferred income tax liability	-	36,700
Related party note payable	809,124	809,124
Total liabilities	25,052,432	17,792,297

Stockholders' equity:
Series A Preferred stock, par value $.0001, 10,000,000 authorized, 1,301,034 and 0, issued and outstanding as of December 31, 2022 and 2021, respectively	130	-
Common stock, $0.1 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	-	5,000
Common stock-Class A, $0.0001 par value, 40,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively	-	-
Common stock-Class B, $0.0001 par value, 33,000,000 shares authorized, 29,000,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	2,900	-
Additional paid-in capital	2,087,044	747,614
Retained earnings	8,250,063	5,728,851
Total stockholders' equity	10,340,137	6,481,465
Total liabilities and stockholders' equity	$35,392,569	$24,273,762

The accompanying notes are an integral part of these consolidated financial statements.

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Cub Crafters, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2022 and 2021

	2022	2021

Net sales	$34,398,435	$32,773,691
Cost of sales	24,763,871	23,317,604
Gross profit	9,634,564	9,456,087

Operating expenses:
Salaries and wages	1,064,142	3,602,523
General and administrative expenses	4,238,591	3,171,354
Research and development	915,093	460,769
Rent	432,536	439,061
Depreciation and amortization	307,718	261,043
Warranty	101,215	254,641
Total operating expense	7,059,295	8,189,391

Income from operations	2,575,269	1,266,696

Other income (expense)
Interest income	14,746	19,896
Interest expense	(119,201)	(127,969)
Grant income	260,999	260,999
Other expense, net	(38,775)	(144,476)
Other income, net	117,769	8,450

Income before income taxes	2,693,038	1,275,146
Income tax expense	(171,826)	(224,610)
Net income	$2,521,212	$1,050,536

The accompanying notes are an integral part of these consolidated financial statements.

66

Cub Crafters, Inc.
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2022 and 2021

	Series A Preferred Stock		Common Stock		Common Stock - Class A		Common Stock - Class B		Additional
	Shares	Amount, par	Shares	Amount, par	Shares	Amount, par	Shares	Amount, par	Paid-In Capital	Retained Earnings	Total Equity
Balance, December 31, 2020	-	$-	-	$-	-	$-	50,000	$5,000	$740,614	$9,412,438	$10,158,052
Distributions, net	-	-	-	-	-	-	-	-	7,000	(4,734,124)	(4,727,124)
Net income	-	-	-	-	-	-	-	-	-	1,050,537	1,050,537
Balance, December 31, 2021	-	-	-	-	-	-	50,000	5,000	747,614	5,728,851	6,481,465
Conversion of common stock to preferred stock	1,000,000	100	29,000,000	2,900	-	-	(50,000)	(5,000)	2,000	-	-
Reg A offering-series A preferred stock, net of issuance costs	301,034	30	-	-	-	-	-	-	1,337,430	-	1,337,460
Net income	-	-	-	-	-	-	-	-	-	2,521,212	2,521,212
Balance, December 31, 2022	1,301,034	$130	29,000,000	$2,900	-	$-	-	$-	$2,087,044	$8,250,063	$10,340,137

The accompanying notes are an integral part of these consolidated financial statements.

67

Cub Crafters, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2022 and 2021

	2022	2021
Cash from operating activities:
Net income	$2,521,212	$1,050,536
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	307,718	261,043
Deferred taxes	(49,874)	36,700
Bad debt expense	264,892	76,561
Increase (decrease) in cash due to changes in:
Accounts receivable	(485,471)	1,141,866
Costs and estimated earnings in excess of billings on uncompleted contracts	(434,284)	94,594
Employee retention credits granted	(2,500,023)	-
Inventories	(6,680,084)	(1,868,096)
Prepaid taxes	486,700	(547,090)
Prepaid expenses and other assets	209,644	(261,672)
ROU assets - operating lease and lease liabilities, net	9,193	-
Accounts payable	721,475	287,087
Accrued liabilities	69,529	(430,176)
Customer deposits	2,783,086	6,321,427
Billings in excess of cost and estimated earnings on uncompleted contracts	407,233	(238,202)
Net cash (used in) provided by operating activities	(2,369,054)	5,924,578

Cash flows from investing activities:
Purchase of property and equipment	(517,054)	(86,911)
Purchase of intangible assets	(300,000)	-
Net cash used by investing activities	(817,054)	(86,911)

Cash flows from financing activities:
Payments on finance leases	(219,746)	(27,032)
Proceeds from Reg A Series A Preferred stock offering	1,481,651	-
Stock issuance costs	(144,221)	-
Line of credit	275,000	-
Payments on notes payable	(88,110)	(96,228)
Distributions, net	-	(3,918,001)
Net cash provided by (used in) financing activities	1,304,574	(4,041,261)

Net (increase) decrease in cash and cash equivalents	(1,881,534)	1,796,406
Cash and cash equivalents, beginning of period	9,907,586	8,111,180
Cash and cash equivalents, end of period	$8,026,052	$9,907,586

Supplemental Disclosure of Cash Flow Information
Cash paid for interest expense	$119,201	$127,969
Cash paid for income taxes	$-	$735,000

Supplemental Disclosure of Non-Cash Flow Information
Distributions converted to related party notes payable	$-	$809,124
Operating lease right of use asset and liability recorded on adoption of ASC 842	$3,313,549	$-

The accompanying notes are an integral part of these consolidated financial statements.

68

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note A – Organization and Description of Business

The consolidated financial statements include the accounts of Cub Crafters, Inc.: Cub Crafters Group, LLC; Cub Crafters Services, LLC; Cub Crafters Resale, LLC and Cub Crafters Avionics, LLC. (together the Company).

•	Cub Crafters Group is a wholly owned subsidiary manufacturer of certified and light‐sport aircraft, aircraft kits, and parts.

•	Cub Crafter Services, LLC, a wholly owned subsidiary, which repairs and rebuilds aircraft and related parts.

•	Cub Crafters Avionics, LLC, a wholly owned subsidiary, provides testing and certification on aircraft instruments.

•	Cub Crafters Resale, LLC, a wholly owned subsidiary, purchases and sells used aircraft.

All activities related to Cub Crafters Services, LLC were recorded on Cub Crafters, Inc. Cub Crafters DISC, Inc., an affiliated entity receives commissions on behalf of Cub Crafters, Inc., for international sales. The principal place of business for the Company is located in Yakima, Washington. All significant intercompany transactions have been eliminated.

Note B – Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements and related notes include the Company and its wholly owned subsidiaries as discussed in Note A. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards Adopted

Effective January 1, 2022, the Company adopted the new lease accounting guidance in Accounting Standards

Update No. 2016-02, Leases (Topic 842). The Company has elected the package of practical expedients permitted in Accounting Standards Codification (“ASC”) 842. Accordingly, the Company accounted for its existing capital leases as finance lease wherein the related leased assets with carrying value of approximately $858,569 were reclassified out of property and equipment and transferred to right-of-use asset on January 1, 2022 (see Note H). Meanwhile, the Company accounted for its existing operating lease as an operating lease under the new guidance, without reassessing (a) whether the contract contains a lease under ASC 842, (b) whether classification of the operating lease would be different in accordance with ASC 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2021) would have met the definition of initial direct costs in ASC 842 at lease commencement. As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2022 (a) a lease liability of approximately $3,300,000, which represents the present value of the remaining lease payments of approximately $3,800,000, discounted using the risk-free rate of 1.79%, and (b) a right-of-use asset ("ROU") approximately of $3,300,000 (see Note K).

69

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note B – Significant Accounting Policies (continued)

Recently Issued Accounting Standards Adopted (continued)

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains substantially all its cash and cash equivalents at one financial institution. At times, cash may be in excess of FDIC insurance limits, typically $250,000. As of December 31, 2022, and 2021 cash balances exceeded FDIC insurance limits by approximately $8,176,000 and $9,656,000 respectively. The Company has not experienced any losses in such accounts and does not believe that it is exposed to significant risks from excess deposits.

Accounts Receivable, Net

The majority of the Company’s revenue is generated on a prepayment basis, the Company provides limited credit in the normal course of business to selected customers who are primarily located in the United States. Credit is extended based on an evaluation of the customer's financial condition and, generally, collateral is not required. Customers are billed in accordance with contractual terms as work progresses. Generally, billed receivables are due within 30 days.

Billings that are outstanding longer than the contractual terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time billings are past due, previous loss history, the customer's ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible. As of December 31, 2022, and 2021, there was an allowance for doubtful accounts of approximately $342,000 and $77,000 respectively.

Inventories, Net

Inventories are stated at the lower of cost or net realizable value. Work in progress costs is stated at costs incurred to date. Finished goods inventories include material, labor, and manufacturing overhead costs. The Company writes down inventory for excess, slow moving and obsolete inventory. There were no reserves recorded as of December 31, 2022, and 2021.

Property and Equipment, Net

Property, equipment, and leasehold improvements are capitalized and recorded at cost, less accumulated depreciation and impairment charges, if any. Depreciation is provided for on a straight-line basis over the estimated useful lives of the property and equipment or the lease term, whichever is shorter. Repairs and maintenance costs are charged to operating expense as incurred, unless it is determined by the Company to extend the life of the fixed asset, at which time the amount would be capitalized and amortized over the useful life of the asset or the estimated remaining life of the asset, whichever is shorter.

Intangible Assets, Net

Intangible assets, including acquired purchased contracts, are recorded at cost and are depreciated using the straight-line method over a period of ten years. These are reviewed for impairment annually in accordance with impairment of long lived assets policy noted below.

70

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note B – Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and intangible assets are tested for impairment when events or circumstances indicate that the carrying amount of the asset group that includes those assets is not recoverable. An assets group is the lowest level for which its cash flows are independent of the cash flows of other assets groups. The carrying value of an assets group is not considered recoverable if the carrying value exceeds the sum of the undiscounted cash flows expected to result from the uses and eventual disposition of the asset group. The impairment loss is measured by the difference between the carrying value of the asset group and its fair value. The Company did not recognize any impairment loss during the years ended December 31, 2022 and 2021.

Revenue Recognition

All revenues are recorded in accordance with ASC Topic 606, Revenue from Contracts with Customers. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company recognizes revenue from the following:

Kit Aircraft - sales in which a customer can build an aircraft in his own facility in which various component kits relative to a certain portion of the plane, such as fuselage kit, wing kit, engine kit, etc. are available. All kit orders are prepaid, which are recorded as customer deposits. Once a kit order is fulfilled the Company bills the customer against their deposit, ships the kit and recognizes the revenue accordingly. In some instances, customers will request assistance in building these kit planes for which there is a recognition of revenue at the time of shipment.

Builder Assist – these are orders for customized planes which are built entirely in the Company’s facility in which the customer is required to complete a minimum of 51% of a prescribed list of assembly tasks themselves. The customer is required to make a deposit of $67,000 at the time of placing the order, which will hold a given position on the production calendar (often up to 24 months out). Prior to commencement of the build the customer is required to deposit the final cost of the plane, less the initial deposit and $20,000 final payment that is considered a progress payment. Once the plane has been granted a certificate of air worthiness the Company bills the customer against their deposit for the cost of the plane at which time revenue is recognized in full. Additionally, the Company accrues revenues over time as performance steps are satisfied. The Company measures its progress to completion for at each month end based on the stage of completion for each order. The Company’s timing of revenue recognition may not be consistent with its rights to bill and collect cash from its clients. Those rights are generally dependent upon contract language. The Company’s accounts receivable represents amounts billed to the customer that have yet to be collected and represent an unconditional right to cash from the customer. Contract assets represent the amount of contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the consolidated balance sheet date. Contract liabilities represent billings as of the consolidated balance sheet date, as allowed under the terms of the contract, but not yet recognized as contract revenue pursuant to the Company’s revenue recognition policy.

Certified Aircraft – these are aircraft built entirely at the Company’s facility and built entirely by Company employees. The customer is required to make a deposit of $67,000 at the time of placing the order which will hold a given position on the production calendar (often up to 24 months out). The customer is required to make a progress payment of $100,000 at the midpoint of the manufacturing process.

71

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note B – Significant Accounting Policies (continued)

Revenue Recognition (continued)

These planes upon completion must pass certification for the FAA Type Certificate for the given model of plane. The Company recognizes revenues over the production period as performance steps are satisfied. The Company measures its progress to completion at each month’s end based on the stage of completion for each order. The Company’s timing of revenue recognition may not be consistent with its rights to bill and collect cash from its clients. Those rights are generally dependent upon contract language. The Company’s accounts receivable represents amounts billed to the customer that have yet to be collected and represent an unconditional right to cash from the customer. Contract assets represent the amount of contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the consolidated balance sheet date. Contract liabilities represent billings as of the consolidated balance sheet date, as allowed under the terms of the contract, but not yet recognized as contract revenue pursuant to the Company’s revenue recognition policy.

Parts – are generally sold prepaid with the exception of dealer sales. Revenue is recognized at point of sale.

Services and Repairs – Revenue is recognized at completion. Deposits are generally required on larger jobs.

Revenue was broken down as follows for the years ended December 31:

	2022	2021
Aircraft	$24,981,267	$23,309,108
Pre-packaged kits sales	5,672,595	6,698,591
Sale of parts/ service revenue	3,744,573	2,765,992
	$34,398,435	$32,773,691

Concentration of Credit Risk

The Company’s five largest dealers accounted for 37% of revenues during the year ended December 31, 2022. Of that amount 33% represented Builder Assist, meaning the dealers had deposits on production positions, which they in turn sold to the end customers for their own build, in essence acting as a middleman. As all aircraft are sold on a prepaid basis there is limited credit risk.

Kit sales are sold on a prepaid basis, as are parts with the exception of dealers. Dealers accounted for 42% of total receivables of December 31, 2022, with the bulk of the receivables on delayed aircraft payment pending delivery status.

Income Taxes

The Company is a C-Corp and accounts for income taxes, whereby deferred income taxes are recorded based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received or liabilities are settled. In evaluating the Company's ability to recover the deferred tax assets within the jurisdiction from which they arise, management considers all available positive and negative evidence and establishes a valuation allowance if necessary to reduce the deferred tax assets to their expected net realizable value.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit for tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Increases or decreases to the unrecognized tax benefits could result from management's belief that a position can or cannot be sustained upon examination based on subsequent information or potential lapse of the applicable statute of limitation for certain tax positions. On December 31, 2022, and 2021, the Company determined it did not have any uncertain tax positions.

72

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note B – Significant Accounting Policies (continued)

Income Taxes (continued)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2022, and 2021, the Company has no provisions for interest or penalties related to uncertain tax positions.

IC-DISC Credit

Cub Crafters DISC, Inc. is an IC-DISC. An IC-DISC is a separate entity that earns a commission on the operating entity’s export sales based on the greater of 50% of net income on sales of qualified export property, or 4% of gross receipts from sales of qualified export property. The Company elected to not record this commission for the years ended December 31, 2022 and 2021.

Grant Income

For each of the years 2022 and 2021, the Company received approximately $261,000 of grant income from the Department of Transportation’s Aviation Manufacturing Jobs Protection Program (“AMJP”).  Under this COVID program they provide funding to eligible businesses, to pay up to half of their compensation costs for certain categories of employees, for up to six months. The Company applied for and was awarded $521,998 of which 50% ($260,999) was received in September 2021 and the other 50% ($260,999) was received in November 2022.

Note C – Inventories

The components of inventories at December 31, 2022 and 2021 are as follows:

	2022	2021
Parts and raw materials	$9,913,946	$5,995,042
Work in-process	3,215,730	1,364,745
Finished goods	3,915,742	2,855,382
	$17,045,418	$10,215,169

Note D – Property and Equipment, Net

Property and equipment consist of the following at December 31:

	2022	2021	Useful Life (Years)
Leasehold improvements	$1,427,914	$1,427,914
Machinery and equipment	3,213,128	3,862,772	3 - 10
Buildings	506,367	481,221	39
Office furniture and equipment	120,709	120,709	3 - 10
Automobiles and trucks	137,059	122,782	3 - 10
	5,405,177	6,015,398
Less: Accumulated depreciation	(3,999,834)	(4,135,916)
	$1,405,343	$1,879,482

During the years ended December 31, 2022, and 2021, the Company recorded depreciation expenses of approximately $307,718 and $261,043, respectively.

73

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note E – Intangible Assets

In 2022, the Company entered into an asset purchase agreement with a third-party seller for a total contract price of $300,000, which includes the seller’s rights, title, and interest in and to the intellectual property rights associated with the assets, which includes trade names, trademarks, trademark applications, patents, patents applications, copyrights and copyright applications.

The Company paid $50,000 and the outstanding balance of $250,000 is included as part of accounts payable in the accompanying consolidated balance sheet. As payment for the remaining balance, the Company agreed to pay the seller a royalty of $500 for each pair of aircraft skis sold and shipped starting the day after closing has occurred and assets are transferred until such time as the total amount of royalty payments made equals the remaining outstanding balance. The Company shall make royalty payments to the seller within 10 days following each fiscal quarter.

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2022 were as follows:

	Useful life (years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount

Intangible assets- license	10	$311,000	$(1,194)	$309,806

Estimated amortization expense for each of the following five years is as follows:

Years ending December 31:
2023	$30,000
2024	30,000
2025	30,000
2026	30,000
2027	30,000
Thereafter	159,806
$309,806

Note F – Contract Accounting – Percentage of Completion – Costs Less Billings and Balance Sheet Categories by Period

Costs and estimated earnings on contracts in progress for jobs using percentage of completion method of revenue recognition consist of the following as of and for the years ending December 31, 2022 and 2021:

	2022	2021
Cost incurred on uncompleted jobs	$1,265,394	$1,826,097
Estimated earnings	1,785,730	2,654,445
	3,051,124	4,480,542
Less: Billings to date	(3,577,844)	(5,210,657)
	$(526,720)	$(730,115)

74

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note F – Contract Accounting – Percentage of Completion – Costs Less Billings and Balance Sheet Categories by Period (continued)

Included in the accompanying consolidated balance sheets for percentage of completion contracts under the following headings at December 31:

	2022	2021
Costs and estimated earnings in excess of billings on uncompleted contracts	$991,913	$557,630
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,518,633)	(1,287,745)
	$(526,720)	$(730,115)

Note G – Customer Deposits

Customer deposits are comprised of cash received throughout the sale and build process as outlined in the sales agreement.  Deposits are comprised of production position advances and progress payments. Under the terms of the sales agreement, the customer deposits are non-refundable. The Company recognizes revenue associated with these deposits at the time of aircraft sale or forfeiture of the advances through customer notification. Customer advances on December 31, 2022 and 2021 were approximately $14,441,000 and $11,658,000, respectively.

Note H – Finance Leases

The Company had leased equipment under non-cancelable master lease agreements. Per the lease agreements, the Company will own the equipment at the end of the lease. The carrying values of the lease assets are reported in the accompanying December 31, 2022 consolidated balance sheet as right-of-use asset (ROU) – finance lease.

The future minimum payments on the capital lease obligations at December 31, 2022 are as follows:

Amount

2023	$292,377
2024	210,973
2025	201,442
2026	181,013
2027	173,721
Thereafter	149,473
Total finance leases	1,208,999
Less: Interest expense	(158,197)
Total finance leases	1,050,802
Less: current portion	239,905
Finance lease – long term	$810,897

The interest expense incurred by the Company for the years ended December 31, 2022 was approximately $46,000. As of December 31, 2022, the Company recorded ROU asset – finance lease of $1,066,260 and total lease liability of $1,050,802 based on the weighted average interest rate of  5.5% implicit in those finance leases.

75

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note I – Line of Credit

The Company has a line of credit with AFC Financial Services, LLC with a maximum borrowing limit of $1,500,000. Interest accrues at WSJP, plus 1.00%. The maturity date is May 18, 2023, and is secured by an aircraft inventory. In 2022, the Company took out a draw of $275,000 from the aforementioned line of credit.  The outstanding balance as of December 31, 2022, and 2021 were $420,000 and $145,000 respectively. The interest expense incurred by the Company for the years ended December 31, 2022, and 2021 was approximately $20,000 and $5,000, respectively.

Note J – Notes Payable

The Company has a promissory note payable with Wells Fargo Bank for a $1.5 million loan in 2005. The loan matures on January 5, 2026, and is secured by the Company’s premises. Interest accrued at 6.62% and monthly repayments of interest and principal are made.

The interest expense incurred by the Company for the years ended December 31, 2022, and 2021 was approximately $19,000 and $33,000, respectively. The balance outstanding on the loan was broken down as follows:

	2022	2021
Current	$107,729	$129,756
Non-current	323,186	389,269
	$430,915	$519,025

Annual maturities of notes payable at December 31, 2022, are as shown:

Year ending December 31	Total
2023	$107,729
2024	107,729
2025	107,729
2026	107,728
$430,915

76

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note K – Operating Leases

The Company leases multiple buildings and facilities under non-cancelable operating lease agreements that expire at varying times through January 2045.

The Company also leases other fixed assets on short term or month-to-month leases, which are expensed as incurred.

As of December 31, 2022, the Company recorded a right-of-use asset (ROU) of $2,956,972 and total lease liability of $2,966,165, discounted using the average risk-free rate of 1.79% at lease inception.

The ROU asset for the year ended December 31, 2022 is summarized below:

Operating lease ROU asset	$3,313,549
Less accumulated reduction	(356,577)
Balance of ROU asset	$2,956,972

Operating lease liability related to the ROU asset is summarized below:

Operating lease liability	$3,313,549
Reduction of lease liability	(347,384)
Total	$2,966,165

As of December 31, 2022, the minimum lease payments under these leases are as follows:

2023	$406,074
2024	410,431
2025	414,876
2026	363,508
2027	162,451
Thereafter	1,641,078
Total lease payments	3,398,418
Less: interest	(432,253)
Present value of lease payments	2,966,165
Less: current portion	(356,805)
Lease payments, net of current portion	$2,609,360

Total lease expense, including short term leases, for 2022 and 2021 was approximately $433,000 and $439,000, respectively.

Note L – Commitment and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

77

Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note M – Related Parties

The Company rents hanger and office space from the stockholder of Cub Crafters, Inc. Terms of the agreement call for monthly payments of $6,000. The agreement matures January 2029. The Company expects to pay $72,000 per year over the course of the agreement (Note K).

In 2021, the Company entered into a promissory note with a shareholder for $809,124. The loan matures in December 2023 and accrues interest at 4.25%. If the Company successfully completes an offering and raises sufficient funds the note is repayable in full. If sufficient proceeds are not raised the loan is payable in monthly installments over nine years maturing on January 1, 2032. There is no similar transaction for 2022.

Note N – 401(k) Plan

The Company sponsors a 401(k)‐retirement plan (the Plan) for employees who meet certain eligibility requirements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the terms of the Plan, the Company matches 100% of the employee’s contributions up to 4% of the employee’s compensation. The Company’s matching contribution was approximately $317,000 and $268,000 for the years ended December 31, 2022 and 2021, respectively.

Note O – Stockholder’s Equity

The classes of shares at December 31, 2022 were: Common Stock-Class A, Common Stock- Class B and Preferred Stock- Series A.

Common Stock- Class A and B - with a $.0001 par value,40,000,000 and 33,000,000 authorized, respectively.   At December 31, 2022, the Company had 0 and 29 million shares issued outstanding, respectively.

In August 2022, pursuant to Board approval and restatement of the Company’s Articles of Incorporation, the Company authorized a conversion of existing common stock into 580 common stock- Class B and 20 Series A preferred stock for each then outstanding common stock owned. This resulted in the issuance of 1 million Series Preferred A stock and 29 million Class B common stock.

Series A Preferred Stock - with a $.0001 par value, 10 million shares authorized. At December 31, 2022, the Company had 1,301,034 shares issued and outstanding.

Liquidation preferences

Holders of Series A preferred stock shall be entitle to received out of the proceeds or assets of the Company available for distribution prior and in preference to any distribution to common stock holders at a value of $5 per share. Series A preferred stock is not redeemable at the option of the holder. The holders have the right to convert into common stock – Class A shares at the conversion price. The conversion price is noted is determined by dividing the number of common stock- Class A shares outstanding at the time by the Original Issue Price of $5, subject to certain adjustment conditions noted in the amended articles of incorporation. Each share of Series A preferred stock will automatically convert into Class A common stock upon the earlier of (i) the closing of an offering resulting in at least $150 million in proceeds or (ii) the date or occurrence of an event specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Series A preferred stock.

In 2022, the Company issued 301,034 Series A preferred stock pursuant to a Regulation A offering and received net proceeds of $1,337,430. Offering costs included and netted against the proceeds were $144,221.

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Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note O – Stockholder’s Equity (continued)

Distributions

The Board of Directors may, from time to time, authorize a distribution to the stockholders of proceeds available for distribution in respect of Preferred Stock and Common Stock to be distributed to the members pro rata in proportion to their applicable stocks.

The Company shall not declare, pay or set aside any dividends on stocks of any other class or series of capital stock of the corporation (other than dividends on stocks of Common Stock payable in stocks of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding stock of Series A Preferred Stock in an amount at least equal to the dividend payable on each stock of such class or series determined, if applicable, as if all stocks of such class or series had been converted into Common Stock.

After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Series A Preferred Stock in proportion to the number of stocks of Common Stock that would be held by each such holder if all stocks of Series A Preferred Stock were converted to Common Stock.

Note P – Income Taxes

The Company files income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The table below summarizes the open tax years and ongoing tax examinations in major jurisdictions as of December 31, 2022:

Jurisdiction	Open Years	Examination in Process
United States-Federal income tax	2019-2022	None

The income tax benefit (expense) consists of the following at December 31:

	2022	2021
Current:
Federal	$221,700	$187,910
State	-	-
	221,700	187,910
Deferred:
Federal	(49,874)	36,700
State	-	-
	(49,874)	36,700
Total	$171,826	$224,610

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Cub Crafters, Inc. Notes to the Consolidated Financial Statements December 31, 2022 and 2021

Note P – Income Taxes (continued)

Deferred income taxes consist of the following at December 31:

	2022	2021
Deferred tax assets(liabilities):
Allowance for doubtful accounts	$71,705	$16,072
Rent expense	-	-
Research & Development	-	-
ERC deduction	-	-
Depreciation	(55,653)	(52,772)
Other	(2,872)	-
Net deferred taxes-non-current	$13,180	$(36,700)

Note Q – Employee Retention Credits Receivable

In January and February 2023, the Company received a total of $2,500,023 in Employee Retention Credits as authorized by the 2020 CARES Act.  The funds were received after meeting certain metrics of receipts and payroll.   The credits include costs and interest.   The credit was recorded as part of accounts receivable and offset payroll expense account as of December 31, 2022.

Note R – Subsequent Events

In the beginning of 2023, the Company received $2,500,023 in Employee Retention Credits (Note Q).

Subsequent events have been evaluated through May 1, 2023, which is the date the consolidated financial statements were ready to be issued.

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INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
2.1	Amended and Restated Certificate of Incorporation (Filed with the Form 1-A/A of the company and available here, https://www.sec.gov/Archives/edgar/data/1944503/000147793222007859/cub_ex21.htm)
2.2	Bylaws (Filed with the Form 1-A DOS of the company and available here, https://www.sec.gov/Archives/edgar/data/1944503/000147793222006609/cub_ex23.htm)
4.1	Form of Subscription Agreement (Filed with the Form 1-A DOS of the Company and available here, https://www.sec.gov/Archives/edgar/data/1944503/000147793222006609/cub_ex41.htm)
6.1	Compensation Award Plan (Filed with the Form 1-A DOS of the Company and available here, https://www.sec.gov/Archives/edgar/data/1944503/000147793222006609/cub_ex61.htm)
8.1	Form of Enterprise Bank Escrow Agreement (Filed with the Form 1-A DOS of the Company and available here, https://www.sec.gov/Archives/edgar/data/1944503/000147793222006609/cub_ex81.htm)
11.1	Auditors Consent
12.1	Opinion of CrowdCheck Law LLP (Filed with the Form 1-A/A of the company and available here, https://www.sec.gov/Archives/edgar/data/1944503/000147793222007859/cub_ex121.htm)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized.

Cub Crafters, Inc.

By:	/s/ Patrick Horgan
Name:	Patrick Horgan
Title:	President & CEO
Date:	December 12, 2023

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

/s/ Patrick Horgan
Patrick Horgan, Principal executive officer and Director
Date: December 12, 2023

/s/ Richard Johnson
Richard Johnson, Principal financial officer and principal accounting officer
Date: December 12, 2023

/s/ Susan Richmond
Susan Richmond, Director
Date: December 12, 2023

/s/ Bradley Damm
Bradley Damm, Director
Date: December 12, 2023

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